AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 21, 1997
                                                     REGISTRATION NO. 333-36215
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 2
                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                                 SHOPPING.COM
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             CALIFORNIA                    45411                33-0733679
      (STATE OF INCORPORATION)  (PRIMARY NO. AMER. INDUSTRY   (I.R.S. EMPLOYER
                                CLASSIFICATION CODE NUMBER)  IDENTIFICATION NO.)

     2101 E. COAST HIGHWAY, GARDEN LEVEL, CORONA DEL MAR, CALIFORNIA 92625
                                (714) 640-4393
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OR
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                              KRISTINE E. WEBSTER
                SENIOR VICE PRESIDENT & CHIEF FINANCIAL OFFICER
                                 SHOPPING.COM
    2101 EAST COAST HIGHWAY, GARDEN LEVEL, CORONA DEL MAR, CALIFORNIA 92625
                                (714) 640-4393
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                ---------------

                                  COPIES TO:

            LEON M. COOPER, ESQ.                    ASHER M. LEIDS, ESQ.
            ERIC C. CASTRO, ESQ.               DONAHUE, MESEREAU & LEIDS LLP
  LEWIS, D'AMATO, BRISBOIS & BISGAARD LLP   1900 AVENUE OF THE STARS, SUITE 2700
   221 NORTH FIGUEROA STREET, SUITE 1200       LOS ANGELES, CALIFORNIA 90067
       LOS ANGELES, CALIFORNIA 90012                   (310) 277-1441

               (213) 250-1800

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                                                                PROPOSED        PROPOSED
                                                                 MAXIMUM        MAXIMUM
           TITLE OF EACH CLASS OF              AMOUNT TO BE  OFFERING PRICE    AGGREGATE       AMOUNT OF
         SECURITIES TO BE REGISTERED           REGISTERED(1) PER SECURITY(2) OFFERING PRICE REGISTRATION FEE
------------------------------------------------------------------------------------------------------------
Common Stock, no par value per share........     1,610,000        $9.00       $14,490,000      $4,390.91(3)
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

(1) Includes 210,000 shares of Common Stock that the Underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of computing the registration fee.
(3) Previously paid.

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

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

COVER GATEFOLD

Caption: Shopping.com offers a 24-hour on-line store located at http://www.shopping.Com on the Internet's World Wide Web.

Picture: The picture on the first page shows what a person might see when he/she visits Shopping.Com's Web site on the World Wide Web. It displays various files that a customer can use to bid on products that are being offered, plus two Shopping.com advertising logos.

Information contained on the Company's Web site or online services does not constitute part of this Prospectus.

The Company has filed for U.S. trademark registration for the Shopping.com logo design. All other trademarks or service marks appearing in this Prospectus are trademarks or service marks of the respective companies that utilize them.

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OF THE COMPANY, INCLUDING SYNDICATE COVERING TRANSACTIONS OR THE IMPOSITION OF PENALTY BIDS. FOR A DISCUSSION OF THESE ACTIVITIES, SEE "UNDERWRITING".

LEFT SIDE OF GATEFOLD TO INSIDE FRONT COVER

Graphic:  Computer mouse of customer.
Caption:  How Shopping.com works.
Caption: From their home or office computer, customers can access the Web site online at www.shopping.com, 24 hours a day, 365 days a year.
Graphic:  Variety of products, such as saw, screw driver, masking tape, ruler.
Caption: Customers can choose from thousands of brand name items, with millions more on the way, at the lowest prices anywhere. They then put the selections into their online shopping cart.
Graphic:  Picture of two customer service department employees.
Caption: When finish shopping, customers have the option of paying either online or by telephone by calling the 24-hour customer service department 1-888-LOVE-2-SHOP.
Graphic:  Customer using computer keyboard.
Caption: Customers' orders are placed with Shopping.com electronically and securely through Verisign, a leading online secure payment verification technology company.
Graphic:  Inside of computer, various electronic connectors.
Caption: Customers are then notified via e-mail of the status of their orders. Once confirmed, the orders are sent electronically to each vendor by Shopping.com either over a Wide Area Network or the Internet.
Graphic:  Picture of plane and truck.
Caption: Merchandise is never stored by Shopping.com but instead is shipped directly to customers from each vendor's warehouse, thereby passing the cost savings along to its customers.
Graphic:  Two story family dwelling.
Caption: Merchandise arrives at each customer's door. Customers never need to leave the house or office to shop our online Web site.
          RIGHT SIDE OF GATEFOLD TO INSIDE FRONT COVER.
Graphic:  List of characteristics of shopping.com's program.
Caption: Program is user friendly, has extensive vendor relationships, proprietary, state-of-the-art systems architecture, retail company run by industry experienced retailers, and has the largest selection of top brand names organized by category . . . online.
Graphic:  List of directors.
Caption: Bill Gross, Chairman, Director, Idealab!, Robert J. McNulty, Director, Chief Executor Officer, Douglas A. Hay, Director, Executive Vice President, Edward Bradley, Director, Chairman/President, Cannon Industries and Paul J. Hill, Director, Chairman, Crown Life Insurance Company
Graphic:  Serving huge and growing consumer market.
Caption: The Internet use is projected to grow over 100% in 1997. Over 175 million people use the Internet by the year 2001. Over 160 million people will use computers, 60 million use e-mail and 28 million currently use the Internet.
Graphic:  Chart showing World wide use of Web.
Caption: The years 1996 to 2001 will witness over 175 million people using the Internet.
Graphic:  Chart showing amount of online commerce.
Caption: From the year 1996 through the year 2001 on-line use will rise to $220 billion.
Graphic:  Shopping.com's advertising slogan.
Caption: Concept is so POWERFUL because of its product mix, demand creation and everyday low prices.
          PAGE OPPOSITE GATEFOLD TO INSIDE FRONT COVER.
Graphic: Displayed are various products that can be purchased through Shopping.com system, such as computers, books, bikes, cosmetics.
Graphic:  Shopping.com's advertising logo.
          BACKSIDE OF GATEFOLD
          LEFTSIDE OF BACK PAGE

          No dealer, salesperson or any other person has been authorized by the Company to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and, if given or made, such information or representations may not be relied upon. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than those specifically offered hereby or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since any of the dates as of which information is furnished or since the date of this Prospectus.

TABLE OF CONTENTS

                                                         Page
                                                         ----
Prospectus Summary..................................     3
Risk Factors........................................     7
Use of Proceeds.....................................    19
Dividend Policy.....................................    19
Capitalization......................................    20
Dilution............................................    21
Selected Financial Data.............................    22
Management's Discussion and Analysis of Financial
          Condition and Results of Operations.......    23
Business............................................    26
Management..........................................    35
Certain Transactions................................    39
Principal Shareholders..............................    41
Description of Securities...........................    42
Shares Eligible for Future Sale.....................    44
Underwriting........................................    46
Legal Matters.......................................    48
Experts.............................................    48
Additional Information..............................    48
Index to Financial Statements.......................   F-1

          Until _____________, 1997 (25 days after the date of this prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligations of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

          RIGHT SIDE OF BACK PAGE

Graphic:  Description of number of shares
Caption: $1,400,000 shares. Shown also is Shopping.com's advertising logo, reference to "common stock", "prospectus", and listing of company name: Waldron & Co., Inc., 1997

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

   SUBJECT TO COMPLETION, PRELIMINARY PROSPECTUS DATED NOVEMBER 21, 1997

                                1,400,000 SHARES


                             [LOGO OF SHOPPING.COM]

                                  COMMON STOCK

                                  -----------

  All of the shares of common stock, no par value per share (the "Common Stock"), offered hereby are being offered by Shopping.com ("Shopping.com" or the "Company"). Prior to this offering, there has been no public market for the Common Stock and there can be no assurance that such a market will develop after this offering or, if developed, that it will be sustained. It is currently estimated that the initial public offering price of the Common Stock will be between $8.00 and $9.00 per share. The initial public offering price of the shares of Common Stock offered hereby will be determined by negotiation between the Company and Waldron & Co., Inc. (the "Representative"), as representative of the several underwriters (the "Underwriters."). See "Underwriting" for information relating to the determination of the initial public offering price.

  The Company has applied for inclusion of the Common Stock on the NASD OTC Electronic Bulletin Board (the "Bulletin Board") under the symbol SHPN, although there can be no assurance that the Common Stock will be accepted for quotation or, if accepted, that an active trading market will develop. In the event the Common Stock is not quoted on the Bulletin Board, quotes for the Common Stock may be included in the "pink" sheets for the over-the-counter market. The Company's application for inclusion of the Common Stock on the NASDAQ SmallCap Market has been withdrawn, although the Company received an indication that application would be denied. The Company may pursue such inclusion. No assurance can be given that the Company's shares of Common Stock will ever be included for quotation on the NASDAQ SmallCap Market. See "Risk Factors--No Assurance of Public Market for the Common Stock; No Assurance of NASDAQ Listing."

   THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
                              FACTORS" ON PAGE 7.

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
  COMMISSION OR ANY  STATE SECURITIES COMMISSION PASSED UPON  THE ACCURACY OR
   ADEQUACY OF  THIS PROSPECTUS.  ANY  REPRESENTATION TO  THE CONTRARY  IS A
    CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------
                                                      UNDERWRITING DIS-
                                     PRICE TO               COUNTS             PROCEEDS TO
                                      PUBLIC          AND COMMISSIONS(1)       COMPANY(2)
------------------------------------------------------------------------------------------
Per Share......................    $                   $                      $
------------------------------------------------------------------------------------------
Total(3).......................   $                   $                      $
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------

(1) Does not include (a) a non-accountable expense allowance payable to the Representative and (b) the value of five-year warrants granted to the Representative to purchase up to 132,000 shares of Common Stock at 160% of the initial public offering price per share of Common Stock (the "Representative's Warrants"). For indemnification and contribution arrangements with the Underwriters, see "Underwriting."

(2) Before deducting expenses payable by the Company, estimated at $682,000, including the Representative's non-accountable expense allowance.

(3) The Company has granted to the Underwriters a 45-day option to purchase up to 210,000 additional shares of Common Stock, solely to cover over-allotments (the "Over-Allotment Option"), if any. See "Underwriting." If all such shares of Common Stock are purchased, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be
    $        , $          and $         , respectively.

  The Common Stock is offered by the Underwriters when, as and if delivered to and accepted by them and subject to their right to withdraw, cancel or modify the offering and reject any order in whole or in part. It is expected that delivery of the certificates for the shares of Common Stock will be made at the offices of Waldron & Co., Inc., Irvine, California, or through the facilities
of Depository Trust Company, on or about             , 1997.

                                  ----------

                              WALDRON & CO., INC.

                 The date of this Prospectus is         , 1997

                            PICTURE OF SHOPPING.COM

                                    WEBSITE

                                    SUMMARY

  The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and Financial Statements and related Notes thereto, appearing elsewhere in this Prospectus. Except as otherwise noted, all information in this Prospectus (i) gives effect to the conversion of all of the outstanding shares of preferred stock into 1,286,500 shares of common stock, (ii) gives effect to the reverse stock split of one share of Common Stock for two shares of existing Common Stock, effective upon the closing of this offering, (iii) assumes no exercise of the Over-Allotment Option, (iv) assumes no exercise of warrants issued and outstanding to purchase 1,226,000 shares of Common Stock, (v) assumes no exercise of the Representative's Warrants and (vi) assumes no exercise of the 250,000 shares of Common Stock reserved for issuance upon exercise of options outstanding or available for future grant under the Company's Stock Option Plan of 1997 (the "Plan"). See "Certain Transactions," "Description of Securities" and "Underwriting." This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, those set forth in the section entitled "Risk Factors" and elsewhere in this Prospectus.

                                  THE COMPANY

  Shopping.com is an innovative Internet-based electronic wholesaler/retailer ("wholetailer") specializing in retail marketing a broad range of products and services at wholesale prices to both consumer and trade customers. Utilizing proprietary technology, the Company has designed a fully-scalable systems architecture for the Internet shopping marketplace. Shopping.com's system is designed to fully integrate all aspects of retail transaction processing including, order placement, secure payment verification, inventory control, order fulfillment and vendor invoicing, in one seamless and automated process. The Company believes that the principal competitive factors in its market are price, speed of fulfillment, brand name recognition, wide selection, personalized services, ease of use, 24-hour accessibility, customer service, convenience, reliability, quality of search engine tools, and quality of editorial and other site content. The Company has developed a creative wholetailing format on the World Wide Web ("Web") that combines a highly automated infrastructure with a user-friendly interface designed to enhance the convenience and ease of online shopping.

  The Company employs specialized information systems to provide its customers with access to an automated marketplace of products and services, which consist of the inventories of multiple manufacturers and distributors, price comparisons, detailed product descriptions, product availability, available delivery times, delivery status of products ordered and back-order information. Product categories currently available on the Company's Web site include: automotive, books, cigars, collectibles, computer hardware and software, consumer electronics, cutlery, fragrances, furniture, gifts, gourmet foods, health and beauty care, home improvements, marine supplies, music CDs, sporting goods and watches. The Company has, and will continue to enter into, arrangements with a number of manufacturers and distributors who will ship their products directly to its customers, avoiding the expense and delay of inventory maintenance. Although the Company only commenced selling on the Internet on July 11, 1997, Shopping.com currently offers more than 900,000 Stock Keeping Units ("SKUs") and expects the number of SKUs to increase to over 2,000,000 by March 1998.

  Customers order products and services on Shopping.com's Web site and provide secure payment by either credit card over the Internet through Verisign or by calling 1-888-LOVE-2-SHOP. Shipments are then made by the manufacturer or distributor directly to the customer after verification by Shopping.com that the payment has been properly credited. Because transactions are accomplished without the need to maintain either inventory, warehouse facilities, retail store space or attendant personnel, the Company believes it will be able to obtain market share by passing cost savings along to its customers as a result of selling its products and services at a discount to typical retail and warehouse/discount prices. For the same reasons, the Company is also able to provide a broader merchandise mix than retail stores, warehouse/discount stores and mail order catalogue operators.

  Shopping.com's strategy is to become a dominant low-price leader in wholetailing on the Internet by utilizing the warehousing, purchasing and distribution strengths of multiple manufacturers and distributors, rather than to assume those roles for itself. The Company believes this approach allows Shopping.com to eliminate many of the risks and costs associated with maintaining inventory, including the cost of leasing warehouse space, inventory obsolescence, inventory tracking systems, as well as the increased costs associated with employing large numbers of personnel for stocking and shipping duties. By having access to the inventories of multiple manufacturers and distributors, Shopping.com believes it is able to offer its customers a competitive combination of price, product availability, order fulfillment and delivery services and still obtain profitability. Beyond the benefits of a wide selection, purchasing from Shopping.com can be done conveniently, 24 hours a day, without requiring a trip to a store.

  International Data Corporation ("IDC") estimates that the number of users accessing the Web will grow from 28 million in 1996 to 175 million in 2001 and that the amount of commerce conducted over the Web will increase from approximately $2.6 billion in 1996 to $220 billion in 2001. Growth in Internet usage has been fueled by a number of factors, including the large and growing base of personal computers installed in the workplace and home, advances in the performance and speed of personal computers and modems, improvements in network infrastructure, easier and cheaper access to the Internet and increased awareness of the Internet among consumer and trade customers.

  The emergence of the Internet as a significant communications medium is driving the development and adoption of Web content and commerce applications that offer both convenience and value to consumers, as well as unique marketing opportunities and reduced operating costs to businesses. A growing number of consumer and trade customers have begun to conduct business on the Internet including paying bills, booking airline tickets, trading securities and purchasing consumer goods (e.g., personal computers, consumer electronics, compact disks, books, groceries and vehicles). Moreover, online transactions can be faster, less expensive and more convenient than transactions conducted through a human intermediary.

  The Company commenced operations in February 1996, incorporated in California on November 22, 1996, and began selling products and services on its Web site on July 11, 1997. The Company's executive offices are located at 2101 East Coast Highway, Garden Level, Corona del Mar, California 92625 and the telephone number is (714) 640-4393. The Company's Web site address is http://www.shopping.com. Information contained on the Company's Web site or online services does not constitute part of this Prospectus.

                              RECENT DEVELOPMENTS

  On August 19, 1997 Shopping.com signed an agreement with CitySearch, a market innovator in providing community-based online information services for the Web, to provide necessary back office transactions support for CitySearch's new electronic commerce pilot program. According to the agreement, Shopping.com will provide "shopping cart" tools, customer credit authentication and verification, coordination with the merchant that an order has been placed, communication with the customer when the order will be shipped, collection of payment from the user and disbursement of payments to the merchant. CitySearch plans to develop, manage, and monitor the electronic commerce program, select customers for participation in the pilot program, as well as market the program through its Austin CitySearch Web site. The pilot program will be launched in early September and will run for a minimum of two months.

  On September 15, 1997, Shopping.com signed an agreement with En Pointe Technologies, Inc. ("En Pointe"), an electronic online provider of computer hardware and software products, pursuant to which En Pointe granted Shopping.com an unlimited world wide license for five years to use the En Pointe's proprietary EPIC software in connection with the Company's Internet shopping operations for a consideration of 125,000 shares of Common Stock valued at $6.00 per share. The license has a five year renewal option. During the term of the license, the Company will pay En Pointe an annual maintenance and upgrade fee of $100,000. Further, En Pointe has agreed to provide customization services to the EPIC software at additional cost to the Company. En Pointe also loaned the Company $600,000. Such loan is evidenced by a Promissory Note which is due on the earlier of nine months from its date of issuance or on the closing of this offering. In connection with such loan, the Company issued to En Pointe five-year warrants to purchase an aggregate of 199,800 shares of the Company's Common Stock at an exercise price of $4.50 per share. See "Note 9 to the Company's Financial Statements."

                                  THE OFFERING

 Common Stock Offered by the Company............. 1,400,000 shares(1)
 Common Stock Outstanding after the Offering..... 4,102,000(1)(2)
 Use of Proceeds................................. For (i) advertising and marketing, (ii) repayment of
                                                  Promissory Notes, (iii)
                                                  general and administrative
                                                  expenses, (iv) capital
                                                  expenditures and systems
                                                  architecture development,
                                                  (v) personnel (recruiting,
                                                  hiring, training),
                                                  (vi) facilities, and (vii)
                                                  working capital and other
                                                  general corporate purposes.
 Proposed Symbol................................. SHPN

--------
(1)Does not include 210,000 shares subject to the Over-Allotment Option.

(2) Based on the number of shares outstanding as of September 19, 1997. Includes the conversion of the Series A and Series B Preferred Stock into 1,286,500 shares of Common Stock. Does not include (i) 250,000 shares of Common Stock reserved for issuance upon exercise of options outstanding or available for future grant under the Plan; (ii) 1,226,000 shares of Common Stock reserved for issuance upon exercise of the Company's warrants; and
    (iii) up to 132,000 shares of Common Stock reserved for issuance upon exercise of the Representative's Warrants.

                             SUMMARY FINANCIAL DATA
                   (IN THOUSANDS, EXCEPT LOSS PER SHARE DATA)

                                        FOR YEAR   SIX MONTHS   QUARTERS ENDED
                                          ENDED      ENDED    ------------------
                                       JANUARY 31,  JULY 31,  APRIL 30, JULY 31,
                                          1997        1997      1997      1997
                                       ----------- ---------- --------- --------
STATEMENTS OF OPERATIONS DATA:
Net sales.............................   $  --      $    56    $  --     $   56
Cost of sales.........................      --           51       --         51
Gross profit..........................      --            5       --          5
Operating expenses....................      202       1,070       346       724
Loss from operations..................     (202)     (1,065)     (346)     (719)
Other expenses........................      --           (7)      --         (7)
Net loss..............................   $ (202)    $(1,072)   $ (346)   $ (726)
Net loss per share....................   $(0.06)    $ (0.31)   $(0.10)   $(0.21)
Weighted average shares outstanding...    3,405       3,405     3,405     3,405

                                                         JULY 31, 1997
                                                 -------------------------------
                                                           PRO      PRO FORMA
                                                 ACTUAL  FORMA(1) AS ADJUSTED(2)
                                                 ------  -------- --------------
BALANCE SHEET DATA:
Cash and cash equivalents....................... $  289   $1,348     $ 9,745
Working capital (deficit).......................   (990)    (731)      9,416
Total assets....................................  1,443    3,566      11,963
Promissory Notes................................    950    1,750         --
Long-term liabilities...........................     74       74          74
Total shareholders' equity (deficit)............    (26)   1,297      11,444

--------
(1) Treats the issuance of an additional 193,167 shares of Series B Preferred Stock, the issuance of an additional 133,000 shares of Common Stock and the issuance of $800,000 in Promissory Notes in August and September 1997 as if such issuances took place on July 31, 1997.
(2) Adjusted to give effect to the sale of 1,400,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $8.50 per share after deducting the estimated underwriting discount and offering expenses, and the receipt of the net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, investors should carefully consider the following risk factors before making an investment decision concerning the Common Stock. All statements, trend analysis and other information contained in this Prospectus relative to markets for the Company's products and trends in net sales, gross margin and anticipated expense levels, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions, constitute forward-looking statements. These forward-looking statements are subject to business and economic risks, and the Company's actual results of operations may differ materially from those contained in such forward-looking statements.

LIMITED OPERATING HISTORY; ACCUMULATED DEFICIT; ANTICIPATED LOSSES; ABILITY TO CONTINUE AS A GOING CONCERN

  The Company commenced operations in February 1996, was incorporated on November 22, 1996 and began selling products on its Web site on July 11, 1997. Accordingly, the Company has a limited operating history on which to base an evaluation of its business and prospects. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as online commerce. Such risks for the Company include, but are not limited to, an evolving and unpredictable business model and the management of growth. To address these risks, the Company must, among other things, obtain a customer base, implement and successfully execute its business and marketing strategy, continue to develop and upgrade its technology and transaction-processing systems, improve its Web site, provide superior customer service and order fulfillment, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that the Company will be successful in addressing such risks, and the failure to do so could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

  Since inception, the Company has incurred significant losses, and as of July 31, 1997 had an accumulated deficit of approximately $1.3 million. The Company believes that its success will depend in large part on its ability to (i) obtain a brand name position, (ii) provide its customers with outstanding value and a superior shopping experience through the extensive retail background of its management team, (iii) achieve sufficient sales volume to realize economies of scale, and (iv) successfully coordinate the fulfillment of customer orders without the need to maintain expensive real estate warehousing facilities and personnel. Accordingly, the Company intends to invest heavily in marketing and promotion, site development and technology and operating infrastructure development. The Company also intends to offer attractive pricing programs, which will reduce its gross margins. Because the Company has relatively low gross margins, achieving profitability depends upon the Company's ability to generate and sustain substantially increased sales levels. As a result, the Company believes that it will incur substantial operating losses for the foreseeable future, and that the rate at which such losses will be incurred will increase significantly from current levels.

  The Company expects to use a portion of the net proceeds of this offering to fund its operating losses. If such net proceeds, together with cash generated by operations, are insufficient to fund future operating losses, the Company may be required to raise additional funds. There can be no assurance that such financing will be available, if at all, in amounts or on terms acceptable to the Company. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The Company incurred a net loss of $201,697 and had negative cash flows from operations during the year ended January 31, 1997, and had a shareholders' deficit of $78,647 as of January 31, 1997. The Company's independent certified public accountants have included an explanatory paragraph in their report stating that these factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1 to the Financial Statements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements, the related Notes thereto and other financial information included herein.

IMPACT UPON FUTURE NET INCOME OR LOSS OF THE COMPANY BY CURRENT ACCOUNTING FOR DEBT ISSUANCE COSTS

  In September 1997, the Company issued a Promissory Note to En Pointe in the amount of $600,000. In connection with this financing, the Company also issued to En Pointe 199,800 warrants to purchase the Company's Common Stock for $4.50 per share. The Company has determined that additional financing expense of $299,700 needs to be recognized in connection with the issuance of these warrants. The $299,700 of additional financing cost is currently being amortized over nine months, the term of the Promissory Note. However, upon completion of the initial public offering, the $600,000 Promissory Note will be repaid and the unamortized amount of the additional financing costs will be charged to earnings as an extraordinary loss on debt extinguishment and will significantly impact the net income or loss of the Company in the quarter in which the initial public offering is completed.

UNPREDICTABILITY OF FUTURE REVENUES; POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS; SEASONALITY

  As a result of the Company's limited operating history and the emerging nature of the markets in which it competes, the Company is unable to accurately forecast its revenues. The Company's current and future expense levels are based largely on its investment plans and estimates of future revenues. Sales and operating results generally depend on the volume of, timing of, and ability to fulfill orders received, which are difficult to forecast. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues in relation to the Company's planned expenditures could have an immediate adverse effect on the Company's business, prospects, financial condition and results of operations. Further, as a strategic response to changes in the competitive environment, the Company may from time to time make certain pricing, service or marketing decisions that could have a material adverse effect on its business, prospects, financial condition and results of operations. See "Business--Competition."

  The Company expects to experience significant fluctuations in its future quarterly operating results due to a variety of factors, many of which are outside the Company's control. Factors that may adversely affect the Company's quarterly operating results include: (i) the Company's ability to obtain and retain customers, attract new customers at a steady rate, maintain customer satisfaction and establish consumer confidence in conducting transactions on the Internet environment, (ii) the Company's ability to manage fulfillment operations electronically and without warehouse facilities and to establish competitive gross margins, (iii) the announcement or introduction of new Web sites, services and products by the Company and its competitors, (iv) price competition or higher vendor prices, (v) the level of use and consumer acceptance of the Internet and other online services for the purchase of consumer products such as those offered by the Company, (vi) the Company's ability to upgrade and develop its systems and infrastructure and attract new personnel in a timely and effective manner, (vii) the level of traffic on the Company's Web site, (viii) technical difficulties, systems downtime or Internet brownouts, (ix) the amount and timing of operating costs and capital expenditures relating to expansion of the Company's business, operations and infrastructure, (x) delays in revenue recognition at the end of a fiscal period as a result of shipping or logistical problems, (xi) the level of merchandise returns experienced by the Company, (xii) governmental regulation,
(xiii) economic conditions specific to the Internet and online commerce, and
(xiv) general economic conditions.

  The Company expects that it will experience seasonality in its business, reflecting a combination of seasonal fluctuations in Internet usage and traditional retail seasonality patterns. Internet usage and the rate of Internet growth may be expected to decline during the summer. Further, sales in the traditional retail industry are significantly higher in the quarter of each year ending January 31 than in the preceding three quarters.

  Due to the foregoing factors, in one or more future quarters, the Company's operating results may fall below the expectations of securities analysts and investors. In such event, the trading price of the Common Stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISK OF CAPACITY CONSTRAINTS; RELIANCE ON INTERNALLY DEVELOPED SYSTEMS; SYSTEM DEVELOPMENT RISKS

  A key element of the Company's strategy is to generate a high volume of traffic on, and use of, its Web site. Accordingly, the satisfactory performance, reliability and availability of the Company's Web site, transaction-processing systems and network infrastructure are critical to the Company's reputation and its ability to attract and retain customers, as well as maintain adequate customer service levels. The Company's revenues depend on the number of visitors who shop on its Web site and the volume of orders it fulfills. Any system interruptions that result in the unavailability of the Company's Web site or reduced order fulfillment performance would reduce the volume of goods sold and the attractiveness of the Company's product and service offerings. The Company may experience periodic system interruptions from time to time. Any substantial increase in the volume of traffic on the Company's Web site or the number of orders placed by customers will require the Company to expand and upgrade further its technology, transaction-processing systems and network infrastructure. There can be no assurance that the Company will be able to accurately project the rate or timing of increases, if any, in the use of its Web site or timely expand and upgrade its systems and infrastructure to accommodate such increases.

  The Company uses an internally developed system for its Web site, search engine and substantially all aspects of transaction processing, including order management, cash and credit card processing, purchasing, shipping, accounting and financial systems. Any substantial disruptions or delays in any of its systems would have a material adverse effect on the Company's business, prospects, financial condition and results of operations. See "Business-- Technology."

RISK OF SYSTEM FAILURE; SINGLE SITE AND ORDER INTERFACE

  The Company's success, in particular its ability to successfully receive and fulfill orders and provide high-quality customer service, largely depends on the efficient and uninterrupted operation of its computer and communications hardware systems. Substantially all of the Company's computer and communications hardware is located at a single leased facility in Corona del Mar, California. Although the Company has redundant and back-up systems onsite and a disaster recovery plan, the Company's systems and operations may be vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. The Company does not carry business interruption insurance sufficient to compensate fully for any or all losses from any or all such occasions. Despite the implementation of network security measures by the Company, including a proprietary firewall, its servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to accept and fulfill customer orders. The occurrence of any of the foregoing risks could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. See "Business-- Facilities" and "-- Technology."

MANAGEMENT OF POTENTIAL GROWTH; NEW MANAGEMENT TEAM; LIMITED SENIOR MANAGEMENT RESOURCES

  The Company has rapidly and significantly expanded its operations, and anticipates that further significant expansion will be required to address potential growth in its customer base and market opportunities. This expansion has placed, and is expected to continue to place, a significant strain on the Company's management, operations and financial resources. From January 31, 1997 to July 31, 1997, the Company expanded from 4 to 44 employees, respectively. The majority of the Company's senior management joined the Company within the last several months, and some officers have no prior senior management experience at public companies. The Company's new employees include a number of key managerial, technical and operations personnel who have not yet been fully integrated into the Company's operations and the Company expects to add additional key personnel in the near future. To manage the expected growth of its operations and personnel, the Company will be required to improve existing, and implement new, transaction-processing, operational and financial systems, procedures and controls, and to expand, train and manage its already growing employee base. The Company may also be required to expand its finance, administrative and operations staff. Further, the Company's management will be required to maintain and expand its relationships with various manufacturers, distributors, freight companies, other Web sites, other Internet Service Providers and other third parties necessary to the Company's operations. There can be no assurance that the Company's current and planned personnel, systems, procedures and controls will be adequate to support the Company's future operations, that management will be able to hire, train, retain, motivate and manage required personnel or that the Company's management will be able to successfully identify, manage and exploit existing and potential market opportunities. If the Company is unable to manage growth effectively, its business, prospects, financial condition and results and operations would be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Employees."

DEPENDENCE ON CONTINUED GROWTH OF ONLINE COMMERCE

  The Company's future revenues and any future profits are substantially dependent upon the widespread acceptance and use of the Internet and other online services as an effective medium of commerce by consumers. Rapid growth in the use of and interest in the Web, the Internet and other online services is a recent phenomenon, and there can be no assurance that acceptance and use will continue to develop or that a sufficiently broad base of consumers will adopt, and continue to use, the Internet and other online services as a medium of commerce. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty and there exist few proven services and products. The Company relies, and will continue to rely, on consumers who have historically used traditional means of commerce to purchase merchandise. For the Company to be successful, these consumers must accept and utilize novel ways of conducting business and exchanging information.

  In addition, the Internet and other online services may not be accepted as a viable commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. To the extent that the Internet and other online services continue to experience significant growth in the number of users, their frequency of use or an increase in their bandwidth requirements, there can be no assurance that the infrastructure for the Internet and other online services will be able to support the demands placed upon them. In addition, the Internet or other online services could lose their viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet or other online service activity, or due to increased governmental regulation. Changes in or insufficient availability of telecommunications services to support the Internet or other online services also could result in slower response times and adversely affect usage of the Internet and other online services generally and Shopping.com in particular. If use of the Internet and other online services does not continue to grow or grows more slowly than expected, if the infrastructure for the Internet and other online services does not effectively support growth that may occur, or if the Internet and other online services do not become a viable commercial marketplace, the Company's business, prospects, financial condition and results of operations would be materially adversely affected.

RAPID TECHNOLOGICAL CHANGE

  To remain competitive, the Company must continue to enhance and improve the responsiveness, functionality and features of the Shopping.com online store. The online commerce industry is characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render the Company's existing Web site and proprietary technology and systems obsolete. The Company's future success will depend, in part, on its ability to license leading technologies useful in its business, enhance its existing services, develop new services and technologies that address the increasingly sophisticated and varied needs of its prospective customers, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of a Web site and other proprietary technology entails significant technical and business risks. There can be no assurance that the Company will successfully use new technologies effectively or adapt its Web site, proprietary technology and transaction-processing systems to customer requirements or emerging industry standards. If the Company is unable, for technical, legal, financial or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, its business, prospects, financial condition and results of operations would be materially adversely affected. See "Business--Technology."

  The Company may be interacting with certain computer programs in connection with credit card transactions and programs used by the Company's vendors and suppliers. These programs may refer to annual dates only by the last two digits, e.g., "97" for "1997." Problems are anticipated to arise for many of these programs in the year 2000. While the Company has taken this problem into account with respect to its own internal programs, other programs with which the Company may interact may not have corrected this problem. Such problem could have a material adverse effect on the Company's business, prospects, financial condition and results of operation.

DEPENDENCE ON KEY PERSONNEL; NEED FOR ADDITIONAL PERSONNEL

  The Company's performance is substantially dependent on the continued services and on the performance of its senior management and other key personnel, particularly Robert J. McNulty, its President and Chief Executive Officer, and Mark S. Winkler, its Chief Information and Technology Officer. The Company's performance also depends on the Company's ability to retain and motivate its other officers and key employees. The loss of the services of any of its executive officers or other key employees could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. The Company has recently entered into written employment agreements with Mr. McNulty for five years and with Mr. Winkler for a period ending May 20, 1998. Additionally, a $1,000,000 "key person" life insurance policy on the life of Mr. McNulty has been issued to the Company. The Company's future success depends on its ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, editorial, merchandising, marketing and customer service personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to successfully attract, assimilate and retain sufficiently qualified personnel. In particular, the Company may encounter difficulties in attracting a sufficient number of qualified software developers for its Web site and transaction-processing systems, and there can be no assurance that the Company will be able to retain and attract such developers. The failure to retain and attract the necessary technical, managerial, editorial, merchandising, marketing and customer service personnel could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. See "Business--Employees" and "Management."

ONLINE COMMERCE SECURITY RISKS

  A significant barrier to online commerce and communications is the need for secure transmission of confidential information over public networks. The Company relies on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as customer credit card numbers. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments will not result in a compromise or breach of the algorithms used by the Company to protect customer transaction data. A party who is able to circumvent the Company's security measures could misappropriate confidential information or cause interruptions in the Company's operations. The Company may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. If any such compromise of the Company's security were to occur, it could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

  Concerns over the security of transactions conducted on the Internet and other online services as well as user's desires for privacy may also inhibit the growth of the Internet and other online services generally, and the Web in particular, especially as a means of conducting commercial transactions. The activities of the Company and third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers and other confidential information. Any such security breaches could damage the Company's reputation and expose the Company to a risk of loss, litigation and/or possible liability. There can be no assurance that the Company's security measures will prevent security breaches or that failure to prevent such security breaches will not have a material adverse effect on the Company's business, prospects, financial condition and results of operations. See "Business--Technology."

  Merchants on the Internet are subject to the risk of credit card fraud and other types of theft and fraud perpetrated by hackers and on-line thieves. Credit card companies may hold merchants fully responsible for any fraudulent purchases made when the signature cannot be verified. Although credit card companies and others are in the process of developing anti-theft and anti-fraud protections, and while the Company itself is continually monitoring this problem and developing internal controls, at the present time the risk from such activities could have a material adverse effect on the Company's business, prospects, financial condition and results of operation.

COMPETITION

  The online commerce industry, particularly on the Internet, is new, rapidly evolving and intensely competitive, which the Company expects to intensify in the future. Barriers to entry are minimal, allowing current and new competitors to launch new Web sites at a relatively low cost. The Company currently or potentially competes with a variety of other companies. These competitors include: (i) various online vendors of other consumer and trade products and services such as CUC International, Amazon.com., ONSALE, Peapod, NetGrocer, iMALL, Internet Shopping Network, Micro Warehouse, CD Now, QVC and Home Shopping Network, (ii) a number of indirect competitors that specialize in online commerce or derive a substantial portion of their revenues from online commerce, including America Online, Microsoft Network, Prodigy and Compuserve, (iii) mail order catalogue operators such as Speigel, Lands End, and Sharper Image, (iv) retail and warehouse/discount store operators such as Wal-Mart, Home Depot, Target and Price/Costco, and (v) other international retail or catalogue companies which may enter the online commerce industry. Both Wal-Mart and Home Depot have announced their intention to devote substantial resources to online commerce at discount prices, which if successful, could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. However, the Company believes that retail and warehouse/discount operators will be somewhat restricted in their ability to lower prices by the need to protect their own pricing strategy to avoid cannibalizing their store margins.

  The Company believes that the principal competitive factors in its market are price, speed of fulfillment brand name recognition, wide selection, personalized services, ease of use, 24-hour accessibility, customer service, convenience, reliability, quality of search engine tools, and quality of editorial and other site content. Many of the Company's current and potential competitors have longer operating histories, larger customer bases, greater brand name recognition and significantly greater financial, marketing and other resources than the Company. In addition, online retailers may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies as use of the Internet and other online services increases. Certain of the Company's competitors may be able to secure merchandise from vendors on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory availability policies and devote substantially more resources to Web site and systems development than the Company. Increased competition may result in reduced operating margins, loss of market share and a diminished franchise value. There can be no assurance that the Company will be able to compete successfully against current and future competitors, and competitive pressures faced by the Company may have a material adverse effect on the Company's business, prospects, financial condition and results of operations. Further, as a strategic response to changes in the competitive environment, the Company may, from time to time, make certain pricing, service or marketing decisions or acquisitions that could have a material adverse effect on its business, prospects, financial condition and results of operations. New technologies and the expansion of existing technologies may increase the competitive pressures on the Company. In addition, companies that control access to transactions through network access or Web browsers could promote the Company's competitors or charge the Company a substantial fee for inclusion. See "Business--Competition."

RELIANCE ON CERTAIN SUPPLIERS AND SHIPPERS

  Unlike retail and warehouse/discount store operators and certain online commerce providers, the Company, as a wholetailer, carries no inventory, has no warehouse employees or facilities, and relies on rapid fulfillment from its vendors. The Company has no long-term contracts or arrangements with any of its vendors or shippers that guarantee the availability of merchandise, the continuation of particular payment terms, the extension of credit limits or shipping schedules. There can be no assurance that the Company's current vendors will continue to sell merchandise to, or that shippers will be able to provide delivery service for, the Company on current terms or that the Company will be able to establish new, or extend current, vendor and shipper relationships to insure acquisition and delivery of merchandise in a timely and efficient manner and on acceptable commercial terms. If the Company were unable to develop and maintain relationships with vendors and shippers that would allow it to obtain sufficient quantities of merchandise on acceptable commercial terms, or in the event of labor disputes or natural catastrophes, its business, prospects, financial condition and results of operations would be materially adversely affected. See "Business--Customer Service and Order Fulfillment."

AVAILABILITY OF MERCHANDISE; VENDOR CREDIT FOR THE COMPANY

  Although the Company's merchandising division maintains past relationships with vendors which it believes will offer competitive sources of supply, and believes that other sources are available for most merchandise it will sell or may sell in the future, there can be no assurance that Shopping.com will be able to obtain the quantity or brand quality of items that management believes are optimum. The unavailability of certain product lines could adversely impact the Company's operating results. Given its lack of operating history, certain vendors of products sold by the Company may not be prepared to advance normal levels of credit to the Company. An unwillingness to extend credit may increase the amounts of capital required to finance the Company's operations and reduce returns, if any, on invested capital.

RISKS ASSOCIATED WITH ENTRY INTO NEW BUSINESS AREAS

  The Company may choose to expand its operations by developing new Web sites, promoting new or complementary products or sales formats, expanding the breadth and depth of products and services offered or expanding its market presence through relationships with third parties. Although it has no present understandings, commitments or agreements with respect to any material acquisitions or investments, the Company may pursue the acquisition of new or complementary businesses, products or technologies. There can be no assurance that the Company would be able to expand its efforts and operations in a cost-effective or timely manner or that any such efforts would increase overall market acceptance. Furthermore, any new business or Web site launched by the Company that is not favorably received by consumer or trade customers could damage the Company's reputation or the Shopping.com brand name. Expansion of the Company's operations in this manner would also require significant additional expenses and development, operations and editorial resources and would strain the Company's management, financial and operational resources. The lack of market acceptance of such efforts or the Company's inability to generate satisfactory revenues from such expanded services or products could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

LIMITED PROTECTION OF INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

  The Company regards its Shopping.com brand name and related technology as proprietary and relies primarily on a combination of copyright, trademark, trade secret and confidential information laws as well as employee and third-party non-disclosure agreements and other methods to protect its proprietary rights. There can be no assurance that these protections will be adequate to protect against technologies that are substantially equivalent or superior to the Company's technologies. The Company does not currently hold any patents or have any patent applications pending for itself or its products and has not obtained Federal registration for any of its trademarks. The Company enters into non-disclosure and invention assignment agreements with certain of its employees and also enters into non-disclosure agreements with certain of its consultants and subcontractors. However, there can be no assurance that such measures will protect the Company's proprietary technology, or that its competitors will not develop software with features based upon, or otherwise similar to, the Company's software or that the Company will be able to prevent competitors from developing similar software.

  The Company believes that its products, trademarks and other proprietary rights do not infringe on the proprietary rights of third parties. The Company has been displaying its Web site on the Internet without receiving claims from third parties that its products or names infringe on any proprietary rights of other parties. However, the Company is a recent entrant in the sale of merchandise on the Internet, and there can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to current or future products, trademarks or other Company works. Such assertion may require the Company to enter into royalty arrangements or result in costly litigation. The Company is also dependent upon obtaining additional technology related to its operations. To the extent new technological developments are unavailable to the Company on terms acceptable to it, or at all, the Company may be unable to continue to implement its business and any such inability would have a material adverse effect on the Company's business, prospects, financial condition and results of operations. See "Business-- Intellectual Property."

GOVERNMENTAL REGULATION AND LEGAL UNCERTAINTIES

  The Company is not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally, and laws or regulations directly applicable to access to online commerce. However, due to the increasing popularity and use of the Internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, pricing, content, copyrights, distribution and characteristics and quality of products and services. Furthermore, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for the Company's products and services and increase the Company's cost of doing business, or otherwise have a material adverse effect on the Company's business, prospects, financial condition and results of operations. Moreover, the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to the Company's business, or the application of existing laws and regulations to the Internet and other online services could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

  Permits or licenses may be required from federal, state or local government authorities to operate or to sell certain products on the Internet. No assurances can be made that such permits or licenses will be obtainable. The Company may be required to comply with future national and/or international legislation and statutes regarding conducting commerce on the Internet in all or specific countries throughout the world. No assurances can be made that the Company will be able to comply with such legislation or statutes. See "Business--Governmental Regulation."

SALES AND OTHER TAXES

  The Company does not currently collect sales or other similar taxes with respect to shipments of goods to consumers into states other than California. However, one or more states may seek to impose sales tax collection obligations on out-of-state companies such as the Company which engage in online commerce. In addition, any new operation in states outside California could subject shipments into such states to state sales taxes under current or future laws. A successful assertion by one or more states or any foreign country that the Company should collect sales or other taxes on the sale of merchandise could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

CONTROL OF COMPANY

  Following this offering, the current officers and directors of the Company and their affiliates will beneficially own or have voting control over approximately 46.32% of the outstanding shares of Common Stock. Accordingly, these individuals will have the ability to influence the election of the Company's Board of Directors and effectively to control corporate decisions. This concentration of ownership may also have the effect of delaying, deterring or preventing a change in control of the Company. See "Principal Shareholders."

CONTINUING PUBLICITY

  The Company may receive a high degree of media coverage, including coverage that is not directly attributable to statements by the Company's officers and employees. Neither the Company, nor any of the Underwriters, have confirmed, endorsed or adopted any statement for utilization by, or distribution to, prospective purchasers in this offering. To the extent any statements in any article, publication or other media report are inconsistent with, or conflict with, the information contained in this Prospectus, or relate to information not contained in this Prospectus, they are disclaimed by the Company and the Underwriters. Accordingly, prospective investors should not rely on the statements, or any other information not contained in this Prospectus.

POSSIBLE NEED FOR ADDITIONAL CAPITAL; ALLOCATION OF FUNDS

  The Company believes, based on currently-proposed plans and assumptions relating to its operations, that the net proceeds from this offering, together with existing capital and anticipated funds from operations, should be sufficient to sustain current operations and finance planned expansion for at least 15 months after consummation of this offering. However, in the event that the Company's plans change or its assumptions and estimates change or prove to be inaccurate, the Company could be required to seek additional financing in order to sustain operations or achieve planned expansion. There can be no assurance that such additional funds will be available or that, if available, such additional funds will be on terms acceptable to the Company. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

BROAD DISCRETION OF APPLICATION OF PROCEEDS OF OFFERING

  A substantial portion of the proceeds from this offering will be used for general working capital. Management will have broad discretion as to the use of such proceeds and management reserves the right to reallocate all proceeds from this offering to working capital. See "Use of Proceeds."

NO ASSURANCE OF PUBLIC MARKET FOR THE COMMON STOCK; NO ASSURANCE OF NASDAQ LISTING.

  Prior to this offering, there was no public market for the Common Stock, and there can be no assurance that such market will develop or, if developed, will be sustained after completion of this offering. While the Representative has informed the Company that it will endeavor to make a market in the Common Stock, there can be no assurance that a trading market will develop or be sustained or that the Common Stock offered hereby will be saleable at or near the public offering price. In the event the Representative, for any reason, ceases making a market in the Company's Common Stock, the trading market in the Company's Common Stock will likely be materially adversely affected. See "Underwriting." The Company's Common Stock is not presently included for trading on the NASDAQ system, and there can be no assurances that the Company will ultimately qualify for inclusion within that system. In order for an issuer to be included in the NASDAQ system, it is required, among other things, to have total tangible assets of at least $4,000,000 or a market capitalization of $50 million, a minimum price per share of not less than $4.00, have publicly-held shares with a market value of at least $5,000,000 as well as certain other criteria. In addition to quantitative standards, the staff of NASDAQ may also consider other factors including but not limited to the nature and scope of a Company's operations in conjunction with any and all conditions and/or circumstances surrounding an entity's operations. The Company's initial application for inclusion in the NASDAQ system has been withdrawn, although the application was being considered for denial. The Company may pursue obtaining quotation of its Common Stock on the NASDAQ

Market. See "Certain Transactions--Previous Legal Proceedings." No assurance can be given that the Common Stock of the Company will ever qualify for inclusion on the NASDAQ system. Until the Company's shares of Common Stock qualify for inclusion in the NASDAQ system, the Company's shares of Common Stock may be traded in the over-the-counter markets through "pink" sheets or on the Bulletin Board. As a result, an investor may find it more difficult to dispose of, or to obtain adequate quotations as to the price of, the Common Stock offered hereby.

  While the Company believes that eventually the Common Stock will be included for quotation on NASDAQ, no assurance can be given that the Common Stock ever will be so quoted, and even if quoted that an active and liquid trading market for the Common Stock will develop or, if developed, will be sustained. Moreover, no assurance can be given that the Company will meet the criteria for maintaining a listing on NASDAQ. Currently, the NASDAQ maintenance criteria will require the Company to have, among other things: (i) two registered and active market makers, (ii) total tangible assets of at least $2 million or a market capitalization of $35 million, (iii) minimum bid price per share of $1, (iv) a market value of public float of $4 million, (v) 300 stockholders, and (vi) 500,000 shares held by non-insiders. If the Company is unable to satisfy NASDAQ's maintenance requirements, the Company's securities may be removed from the NASDAQ System. In such event, trading, if any, in the shares of Common Stock would thereafter be conducted in the over-the-counter markets in the so-called "pink" sheets or the Bulletin Board. Consequently, the liquidity of the Company's Common Stock could be significantly impaired, not only in the number of shares of Common Stock which could be bought and sold, but also through delays in the timing of transactions, reductions in securities analysts' and the news media's coverage of the Company, and lower prices for the Company's shares of Common Stock than might otherwise result.

ARBITRARY OFFERING PRICE; POSSIBLE VOLATILITY OF STOCK PRICE

  The initial public offering price will be determined by negotiations between the Company and the Representative, and may not be indicative of the market price of the Common Stock after this offering. The trading price of the Common Stock could also be subject to significant fluctuation in response to variations in quarterly results of operations, announcements of technological innovations or new products by the Company or its competitors, developments or disputes with respect to proprietary rights, general trends in the industry and overall market conditions and other factors. The market for securities of early-stage, small-market capitalization companies has been highly volatile in recent years, often as a result of factors unrelated to a Company's operations. In addition, the stock market in general, and the Bulletin Board, Nasdaq National and SmallCap Markets and the market for Internet-related and high technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. The trading prices of many high technology companies' stocks are at or near historical highs and reflect price earnings ratios substantially above historical levels. There can be no assurance that these trading prices and price earnings ratios will be sustained. These broad market and industry factors may materially and adversely affect the market price of the Common Stock, regardless of the Company's operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against such company. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on the Company's business, prospects, financial condition and results of operations. See "Underwriting."

SHARES ELIGIBLE FOR FUTURE SALE

  After completion of this offering, 4,102,000 shares of Common Stock will be issued and outstanding, assuming no exercise of (i) the Over-Allotment Option,
(ii) 250,000 options available for grant pursuant to the Plan, (iii) warrants to purchase 1,226,000 shares of Common Stock, or (iv) the Representative's Warrants. The 2,702,000 shares of Common Stock issued by the Company prior to this offering, including 1,286,500 shares of

Common Stock issued on the conversion of the Series A and Series B Preferred Stock, will be "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, and may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. Each officer, director or key employee of the Company, each shareholder of the Common Stock, and each holder of the warrants issued on the sale of the Preferred Stock and the Promissory Notes has entered into a "lock-up" agreement providing that such shareholder will not offer, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any shares of the Company's Common Stock or any security or other instrument which by its terms is convertible into, exercisable for, or exchangeable for shares of the Company's Common Stock for a period of 12 months after the date of this Prospectus without the prior written consent of the Representative.

  Sales of substantial amounts of shares in the public market following the expiration of the lock-up agreement or restrictions imposed by Rule 144, or the prospect of such sales, could adversely affect the market price of the Common Stock. The Company has also entered into registration rights agreements with certain shareholders. See "Certain Transactions" and "Description of Securities--Registration Rights."

EXERCISE OF WARRANTS AND OPTIONS

  To the extent that the Representative's Warrants, any options granted under the Plan, or any other warrants or options are exercised, the ownership interests of the Company's shareholders may be diluted proportionately. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Management--Employee Benefit Plans" and "Underwriting."

DIVIDEND POLICY

  The Company has never declared or paid any dividend on its Preferred or Common Stock and anticipates that for the foreseeable future, all earnings, if any, will be retained for the operation and expansion of the Company's business. See "Dividend Policy."

DILUTION

  After giving effect to the sale of 1,400,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $8.50 per share, the issuance of an additional 193,167 shares of Series B Preferred Stock and 133,000 shares of Common Stock subsequent to July 31, 1997 and the receipt of the estimated net proceeds therefrom, and the conversion of the Series A and Series B Preferred Stock and the issuance of 1,286,500 shares of Common Stock upon conversion thereof, the Company's existing shareholders will experience an immediate increase in net tangible book value of $2.41 per share and purchasers of Common Stock in this offering will experience immediate dilution in net tangible book value of $5.89 per share or approximately 69.3% of their investment. See "Dilution."

LIMITATIONS ON LIABILITY OF DIRECTORS

  The Company's Articles of Incorporation, By-Laws and Indemnification Agreements substantially limit the liability of the Company's directors to the Company and its shareholders for breach of fiduciary and other duties to the Company. See "Management--Limitation of Liability and Indemnification Matters."

RISKS RELATED TO REPRESENTATIVE'S AGREEMENTS WITH THE COMPANY

  The Company has agreed to appoint Waldron & Co., Inc. as Representative of the several underwriters in this offering. In connection with such engagement, the Company has agreed to appoint the Representative, for a period of three years, as its exclusive advisor for the purpose of identifying and developing future merger and acquisition candidates. If, during the term of this appointment, the Company participates in any merger, acquisition or other transaction, whether as acquiror or acquiree, including acquisitions of assets or stock and in which it pays for the acquisition, in whole or in part, with shares of the Company's Common Stock, then it will be obligated to pay the Representative a fee for such services which will vary depending upon the size of the transaction. In addition, the Representative will have the right for a period of three years following the date of this Prospectus to receive notice of, and to have an observer present at, meetings of the Board of Directors and shareholders of the Company, and the Company is obligated to reimburse the Representative for the costs and expenses reasonably incurred by such observer in attending such meetings. See "Underwriting."

LACK OF EXPERIENCE OF WALDRON & CO., INC.

  While Waldron & Co., Inc. has been in the investment banking business and a registered NASD member since 1939, it has only recently participated as a managing underwriter in its first public offering of securities. Prospective purchasers of shares of Common Stock in this offering should consider the lack of experience of Waldron & Co., Inc. in evaluating an investment in the Company. See "Underwriting."

REPRESENTATIVE'S POTENTIAL INFLUENCE ON THE MARKET

  It is anticipated that a significant number of the shares of Common Stock being offered hereby will be sold to clients of the Representative. Although the Representative has advised the Company that it currently intends to make a market in the Common Stock following this offering, it has no legal obligation, contractual or otherwise, to do so. The Representative, if it becomes a market maker, could be a dominating influence in the market for the Common Stock, if one develops. The prices and the liquidity of the Common Stock may be significantly affected by the degree, if any, of the Representative's participation in such market. There can be no assurance that any market activities of the Representative, if commenced, will be continued.

RISK OF LOW-PRICE STOCKS

  If the Company's securities were to be removed from the Nasdaq SmallCap Market, they could become subject to Rule 15g-9 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and "accredited investors" (generally, individuals with net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may adversely affect the ability of broker-dealers to sell the Company's securities and may adversely affect the ability of purchasers in the offering to sell any of the securities acquired hereby in the secondary market.

  Securities and Exchange Commission (the "Commission") regulations define a "penny stock" to be any non-Nasdaq equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

  The foregoing required penny stock restrictions will not apply to the Company's securities if such securities are included on the Nasdaq SmallCap Market and have certain price and volume information provided on a current and continuing basis or meet certain public float minimum net tangible assets and revenue criteria. There can be no assurance that the Company's securities will qualify for exemption from these restrictions. In any event, even if the Company's securities were exempt from such restrictions, it would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the Commission finds that such a restriction would be in the public interest. If the Company's securities were subject to the rules on penny stocks, the market liquidity for the Company's securities could be severely adversely affected.

FORWARD-LOOKING STATEMENTS

  When used in this Prospectus and the documents incorporated herein by reference, the words "plan," "estimate," "anticipate," "believe," "intend," "expect" and other similar expressions are intended to identify in certain circumstances, forward-looking statements. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected, including the risks described in this "Risk Factors" section. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such statements. The Company undertakes no obligation to update these forward-looking statements.

  The forward-looking statements, which appear in this Prospectus, are based on the following underlying assumptions. These, in turn, are based upon facts which management has assumed and amounts it has estimated. All of these are believed by management to be reasonable based on their current understanding and best judgment. Notwithstanding this belief, there can be no assurance that these are either correct under current facts or that the facts upon which these assumptions are founded will not change. The accuracy of these forward-looking statements is therefore dependent upon the factors upon which they are based. Given the subjective nature of those assumptions, each prospective investor should carefully review each of the underlying assumptions and apply his own judgment regarding each of those assumptions.

  Each prospective investor should further understand that these forward-looking statements are necessarily based on the limited knowledge currently available to everyone concerned. Given the fact that many of the assumptions in this Prospectus will vary from what will actually occur, the prospective investor should treat the forward looking statements only as illustrations based upon the assumptions made, and not as the operating results of the Company as they will probably occur. Among such assumptions are the following:

  Products. It is anticipated that the management team of Shopping.com will use their contacts from previous business dealings with vendors with whom they have had a previous working relationship, to secure its initial product base. It is also anticipated that with presentations to additional vendors, the Company will be able to demonstrate the opportunities for the vendors to conduct business with the Company on the Internet. Additional vendors will be contacted by Shopping.com's marketing/merchandising division with a formal demonstration of the sales, operating procedures and rewards from being a major value added reseller on the Internet. It is assumed that from these demonstrations, a sufficient interest and understanding will be obtained which will produce and establish additional vendor representation by the Company on its Web site.

  Market Penetration. The Company believes that it can secure a substantial share of the mass merchandise business currently being generated on the Internet. Because of the experience and retail background of the Company's officers and the technical team organized, the Company believes that it will have generated a substantial lead over any other mass merchandiser planning to conduct business on the Internet.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 1,400,000 shares of Common Stock offered hereby, at an assumed initial public offering price of $8.50 per share, are estimated to be approximately $10.1 million (approximately $11.7 million if the Underwriters' Over-Allotment Option is exercised in full) after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

  The Company intends to utilize the net proceeds from the Offering approximately as follows:

                                                      APPROXIMATE  APPROXIMATE
                                                        DOLLAR    PERCENTAGE OF
                                                        AMOUNT    NET PROCEEDS
                                                      ----------- -------------
   Advertising and marketing......................... $ 4,000,000      39.6%
   Repayment of Promissory Notes(1)..................   1,750,000      17.3%
   General and administrative expenses...............   2,200,000      21.8%
   Capital expenditures and systems architecture
    development......................................     700,000       6.9%
   Personnel (recruiting, hiring, training and other
    associated costs)................................     200,000       2.0%
   Facilities (rent, capital improvements)...........     100,000       1.0%
   Working capital and other general corporate
    purposes.........................................   1,150,000      11.4%
                                                      -----------     -----
     TOTAL........................................... $10,100,000     100.0%
                                                      ===========     =====

--------
(1) The interest rate on Company's said Promissory Notes is 10% per annum. Such Promissory Notes mature commencing on March 25, 1998 through June 30, 1998 or the closing of this offering, if earlier. The net proceeds raised by the Company were used for working capital.

  The foregoing represents the Company's best estimate of the allocation of the net proceeds of the offering, based on the expected utilization of funds necessary to finance the Company's existing activities in accordance with management's current objectives and market conditions. The amounts actually expended by the Company for each purpose will vary significantly depending on a number of factors, such as the amount of cash used or generated by the Company's operations and management's assessment of the Company's specific needs. The Company may also use a portion of the net proceeds of this offering to acquire new technologies, businesses or vendors which will result in a reallocation of the estimated amounts set forth in the table above (which reallocation may be substantial). While the Company from time to time may evaluate such potential acquisitions, the Company has no present agreements or commitments with respect to any such possible acquisition, nor are any negotiations regarding any such possible acquisitions currently ongoing. Pending such uses, the Company intends to invest the net proceeds of the offering in short-term investment grade, interest bearing obligations. See "Risk Factors--Limited Operating History; Accumulated Deficit; Anticipated Losses; Ability to Continue as a Going Concern," "--Possible Need for Additional Capital; Allocation of Funds," "--Broad Discretion of Application of Proceeds of Offering," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

                                DIVIDEND POLICY

  The Company has never declared or paid any dividend on its Preferred or Common Stock and does not expect to declare or pay dividends for the foreseeable future. The Company currently intends to retain future earnings, if any, to finance the development and operation of its business. Any future declarations and payments of dividends shall be at the sole discretion of the Company's Board of Directors. Payment of dividends on the Common Stock would be subject to the prior payment of all accrued and unpaid dividends on any shares of Preferred Stock the Company may issue in the future in its sole discretion. See "Risk Factors--Dividend Policy" and "Description of Securities."

                                CAPITALIZATION

  The following table sets forth at July 31, 1997 (i) the actual capitalization of the Company, (ii) the pro forma capitalization of the Company giving effect to the issuance, after July 31, 1997, of an additional 193,167 shares of Series B Preferred Stock at $3.00 per share, the issuance of an additional 133,000 shares of Common Stock for software licensing rights and consulting services valued at $6.00 per share, and the issuance of an additional $800,000 in Promissory Notes after July 31, 1997. Further, the pro forma capitalization of the Company gives effect to the conversion of the Series A and Series B Preferred Stock into 1,286,500 shares of Common Stock upon the closing of this offering and gives effect to the reverse stock split of one share of common stock for two shares of existing common stock, effective upon the closing of this offering, and (iii) the pro forma capitalization as adjusted to reflect the issuance and sale of 1,400,000 shares of Common Stock offered by the Company at an assumed initial public offering price of $8.50 per share, less estimated underwriting discounts and commissions and offering expenses, payable by the Company, and the application of the estimated net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with the financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

                                                     AS OF JULY 31, 1997
                                                 -----------------------------
                                                            PRO     PRO FORMA
                                                 ACTUAL    FORMA   AS ADJUSTED
                                                 -------  -------  -----------
                                                   (DOLLARS IN THOUSANDS)
Promissory Notes................................ $   950  $ 1,750   $    --
Shareholders' equity:(1)
Series A Preferred Stock, no par value
 (1,500,000 shares authorized; 750,000 issued
 and outstanding actual; 0 shares issued and
 outstanding Pro Forma; and 0 shares issued and
 outstanding Pro Forma As Adjusted..............     300      --         --
Series B Preferred Stock, no par value
 (4,000,000 shares authorized; 343,333 shares
 issued and outstanding actual; 0 shares issued
 and outstanding Pro Forma; and 0 shares issued
 and outstanding Pro Forma As Adjusted).........     916      --         --
Common Stock, no par value
 (8,000,000 shares authorized; 1,282,500 shares
 issued and outstanding actual; 2,702,000 shares
 issued and outstanding Pro Forma; 4,102,000
 shares issued and outstanding Pro Forma As
 Adjusted.......................................      31    2,618     13,065
Deficit accumulated during development stage....  (1,273)  (1,321)    (1,621)
  Total Shareholders' equity (deficit)..........     (26)   1,297     11,444
                                                 -------  -------   --------
    Total capitalization........................ $   924  $ 3,047   $ 11,444
                                                 =======  =======   ========

--------

(1) Excludes (i) 210,000 shares of Common Stock reserved for issuance subject to the Over-Allotment Option plan; (ii) 250,000 shares of Common Stock reserved for issuance upon exercise of options outstanding or available for future grant under the Plan; (iii) 1,226,000 shares of Common Stock reserved for issuance on exercise of outstanding warrants; and (iv) 132,000 shares of Common Stock reserved for issuance upon exercise of the Representative's Warrants.

                                   DILUTION

  The pro forma net tangible book value of the Company as of July 31, 1997, after giving effect to the issuance of an additional 193,167 shares of Series B Preferred Stock and 133,000 shares of Common Stock subsequent to July 31, 1997 and the conversion of the Series A and B Preferred Stock, was $547,421 or approximately $0.20 per share of Common Stock. Pro forma net tangible book value per share of Common Stock is equal to the Company's total pro forma tangible assets less total liabilities, divided by the total number of shares of Common Stock outstanding assuming the conversion of the Series A and B Preferred Stock. After giving effect to the sale of the 1,400,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $8.50 per share, after deducting the estimated underwriting discounts and commissions and offering expenses payable by the Company, the pro forma as adjusted net tangible book value of the Company at such date would have been approximately $10,694,421 or approximately $2.61 per share. This represents an immediate increase in tangible book value of $2.41 per share to existing shareholders and an immediate dilution of $5.89 per share to new purchasers of shares in the Offering. The following table illustrates this per share dilution:

   Assumed initial public offering price per share.................       $8.50
     Pro forma net tangible book value per share of Common Stock before the Offering.......................................... $0.20
     Increase per share attributable to new investors..............  2.41
                                                                    -----
   Pro forma as adjusted net tangible book value per share of
    Common Stock after the Offering................................        2.61
                                                                          -----
   Dilution per share to new investors.............................       $5.89
                                                                          =====

  The following table summarizes as of July 31, 1997, on a pro forma adjusted basis after giving effect to the conversion of the Series A and B Preferred Stock and the Offering, the difference between existing shareholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total cash or other consideration paid to the Company, and the average price per share paid by existing shareholders and by the purchasers of the shares offered by the Company hereby (at an assumed initial public offering price of $8.50 per share):

                                 SHARES PURCHASED  TOTAL CONSIDERATION  AVERAGE
                                 ----------------- -------------------   PRICE
                                  NUMBER   PERCENT   AMOUNT    PERCENT PER SHARE
                                 --------- ------- ----------- ------- ---------
   Existing Shareholders........ 2,702,000   65.9% $ 2,738,550   18.7%   $1.01
   New Investors................ 1,400,000   34.1   11,900,000   81.3     8.50
                                 ---------  -----  -----------  -----
     Total...................... 4,102,000  100.0% $14,638,550  100.0%
                                 =========  =====  ===========  =====

  The foregoing tables assume no exercise of (i) 210,000 shares of Common Stock reserved for issuance subject to the Over-Allotment Option; (ii) 250,000 shares of Common Stock reserved for issuance upon exercise of options outstanding or available for future grant under the Plan; (iii) 1,226,000 shares of Common Stock reserved for issuance on exercise of outstanding warrants and (iv) 132,000 shares of Common Stock reserved for issuance upon exercise of the Representative's Warrants.

                            SELECTED FINANCIAL DATA

  The data set forth below is qualified by reference to, and should be read in conjunction with, the Financial Statements of the Company and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The following selected financial data of the Company for the fiscal year ended January 31, 1997 are derived from the financial statements of the Company audited by Singer Lewak Greenbaum & Goldstein LLP, independent certified public accountants. The balance sheet at January 31, 1997 and the related statements of operations, shareholders' equity (deficit) and cash flows for the fiscal year ended January 31, 1997 and notes thereto are included elsewhere in this Prospectus. The selected financial data as of July 31, 1997, and for the six-month period ended July 31, 1997 have been derived from the Company's unaudited financial statements which, in the opinion of management, reflect all adjustments, which are of a normal recurring nature, necessary for a fair presentation of the results of operations for such periods. The results of the interim periods are not necessarily indicative of the results of a full year.

                            SUMMARY FINANCIAL DATA
                  (IN THOUSANDS, EXCEPT LOSS PER SHARE DATA)

                                                   SIX MONTHS   QUARTERS ENDED
                                       YEAR ENDED    ENDED    ------------------
                                       JANUARY 31,  JULY 31,  APRIL 30, JULY 31,
                                          1997        1997      1997      1997
                                       ----------- ---------- --------- --------
STATEMENTS OF OPERATIONS DATA:
Net sales.............................   $  --      $    56    $  --     $   56
Cost of sales.........................      --           51       --         51
                                         ------     -------    ------    ------
Gross profit..........................      --            5       --          5
Operating expenses:
  Advertising and marketing...........      --           12       --         12
  Product development.................       83         265        57       208
  General and administrative..........      119         793       289       504
                                         ------     -------    ------    ------
    Total operating expenses..........      202       1,070       346       724
                                         ------     -------    ------    ------
Loss from operations..................     (202)     (1,065)     (346)     (719)
Other expenses........................      --           (7)      --         (7)
                                         ------     -------    ------    ------
Net loss..............................   $ (202)    $(1,072)   $ (346)   $ (726)
                                         ======     =======    ======    ======
Net loss per share....................   $(0.06)    $ (0.31)   $(0.10)   $(0.21)
                                         ======     =======    ======    ======
Weighted average shares outstanding...    3,405       3,405     3,405     3,405
                                         ======     =======    ======    ======

                                                         JULY 31, 1997
                                                --------------------------------
                                                                       AS PRO
                                                                        FORMA
                                                ACTUAL  PRO FORMA(1) ADJUSTED(2)
                                                ------  ------------ -----------
BALANCE SHEET DATA:
Cash and cash equivalents...................... $  289     $1,348      $ 9,745
Working capital (deficit)......................   (990)      (731)       9,416
Total assets...................................  1,443      3,566       11,963
Promissory Notes...............................    950      1,750          --
Long-term liabilities..........................     74         74           74
Total shareholders' equity (deficit)...........    (26)     1,297       11,444

--------
(1) Treats the issuance of an additional 193,167 shares of Series B Preferred Stock, the issuance of an additional 133,000 shares of Common Stock and the issuance of $800,000 in Promissory Notes in August and September 1997 as if such issuances took place on July 31, 1997.

(2) Adjusted to give effect to the sale of 1,400,000 shares of Common Stock offered hereby by the Company at an assumed initial public offering price of $8.50 per share after deducting the estimated underwriting discount and offering expenses, and the receipt of the net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with the Company's financial statements and the related notes thereto appearing elsewhere herein.

OVERVIEW

  Shopping.com began operations in February 1996, was incorporated on November 22, 1996 and commenced selling on the Internet on July 11, 1997. The Company is an innovative Internet-based electronic wholetailer specializing in retail marketing a broad range of products and services at wholesale prices to both consumer and trade customers. Utilizing proprietary technology, the Company has designed a fully-scalable systems architecture for the Internet shopping marketplace.

  The Company has assembled an experienced management team to design, develop and implement the Company's strategic business plan. This group combines the experiences of:

  . Executives with extensive background in both retail and warehouse/discount store formats.

  . Executives who have experience in computer and information systems design and development.

  . Directors with entrepreneurial skills who currently oversee and manage their own existing companies.

  The Company has only recently begun generating sales, thus making an evaluation of the Company and its prospects difficult to calculate. The Company anticipates that sales from the Company's Web site will constitute substantially all of the Company's sales. Over the next twelve months, the Company intends to increase its revenues by pursuing an aggressive advertising and marketing campaign aimed at attracting customers to shop on its Web Site and to co-brand with other commercial partners which will help increase the Company's brand name recognition as well as increase traffic on the Company's Web Site. The Company believes, based on currently proposed plans and assumptions relating to its operations, that the net proceeds from this offering, together with existing capital and anticipated funds from operations, should be sufficient to sustain current operations and finance planned expansion for at least 15 months after consummation of this offering. However, in the event that the Company's plans change or its assumptions and estimates change or prove to be inaccurate, the Company could be required to seek additional financing in order to sustain operations or achieve planned expansion. There can be no assurance that such additional funds will be available or that, if available, such additional funds will be on terms acceptable to the Company. See "Risk Factors--Possible Need for Additional Capital; Allocation of Funds" and "Use of Proceeds."

  Since the Company anticipates that its operations will incur significant operating losses for the foreseeable future, the Company believes that its success will depend upon its ability to obtain sales on its Web site, which cannot be assured. The Company's ability to generate sales is subject to substantial uncertainty. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as online commerce. Such risks for the Company include, but are not limited to, an evolving and unpredictable business model and the management of growth. To address these risks, the Company must, among other things, obtain a customer base, implement and successfully execute its business and marketing strategy, continue to develop and upgrade its technology and transaction-processing systems, improve its Web site, provide superior customer service and order fulfillment, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that the Company will be successful in addressing such risks, and the failure to do so could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. Additionally, the Company's lack of an operating history makes predictions of future operating results difficult to ascertain. Accordingly, there can be no assurance that the Company will be able to generate sales, or that the Company will be able to achieve or maintain profitability. Since inception, the

Company has incurred significant losses and, as of July 31, 1997, had an accumulated deficit of approximately $1.3 million. Upon completion of this offering, the Company intends to substantially increase its operating expenses in order to, among other things, fund increased advertising and marketing efforts, expand and improve its Internet operations and user support capabilities, and develop new Internet content and applications. The Company expects to continue to incur significant operating losses on a quarterly and annual basis for the foreseeable future. To the extent such increases in operating expenses are not offset by revenues, the Company will incur greater losses than anticipated. See "Risk Factors--Limited Operating History; Accumulated Deficit; Anticipated Losses; Ability to Continue as a Going Concern" and "Use or Proceeds."

  The Company's quarterly operating results may fluctuate significantly as a result of a variety of factors many of which are outside of the Company's control. Factors that may adversely affect the Company's quarterly operating results include: (i) the Company's ability to obtain and retain customers, attract new customers at a steady rate, maintain customer satisfaction and to establish consumer confidence in conducting transactions on the Internet environment, (ii) the Company's ability to manage fulfillment operations electronically and without warehouse facilities and establish competitive gross margins, (iii) the announcement or introduction of new Web sites, services and products by the Company and its competitors, (iv) price competition or higher vendor prices, (v) the level of use and consumer acceptance of the Internet and other online services for the purchase of consumer products such as those offered by the Company, (vi) the Company's ability to upgrade and develop its systems and infrastructure and attract new personnel in a timely and effective manner, (vii) the level of traffic on the Company's Web site, (viii) technical difficulties, systems downtime or Internet brownouts, (ix) the amount and timing of operating costs and capital expenditures relating to expansion of the Company's business, operations and infrastructure, (x) delays in revenue recognition at the end of a fiscal period as a result of shipping or logistical problems, (xi) the level of merchandise returns experienced by the Company, (xii) governmental regulation,
(xiii) economic conditions specific to the Internet and online commerce, (xiv) the risk associated with the year 2000 in connection with computer programs with which the Company may interact that read only the last two digits of an annual date, (xv) the risk of credit card fraud and other types of fraud and theft which may be perpetrated by computer hackers and on-line thieves, and
(xvi) general economic conditions. In seeking to effectively implement its business plan, the Company may elect, from time to time, to make certain marketing or acquisition decisions that could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. The Company believes that period-to-period comparisons of its results of operations are not meaningful and should not be relied upon for an indication of future performance. Due to all of the foregoing factors, it is likely that in some future quarters, the Company's results of operations may be below the expectations of securities analysts and shareholders. In such event, the price of the Company's Common Stock could be materially adversely affected. See "Risk Factors-- Unpredictability of Future Revenues; Potential Fluctuations in Quarterly Operating Results; Seasonality."

RESULTS OF OPERATIONS

  The following is a discussion of the results of operations from the date of inception through July 31, 1997. The Company is not providing any comparisons of its results of operations because the Company was in an early stage of development, and such comparisons would not be meaningful.

 Net Sales

  Although the Company commenced operations in February 1996, it did not begin selling products and services on its Web site until July 11, 1997 prior to which time it was still in the process of evaluating the technical features of its Web site. From the date of inception through July 31, 1997, the Company has generated limited sales. The Company records sales at the time products are shipped to customers which includes the retail sales price of the product and any shipping and handling charges billed to its customers. The Company estimates its sales return and allowance at the end of each reporting period based on historical amounts of product returns. The sole source of funds for the Company from the date of inception through July 31, 1997, other than the sale of equity and debt securities, has been from sales of products in the amount of $55,541. See "Risk Factors--Limited Operating History; Accumulated Deficit; Anticipated Losses; Ability to Continue as a Going Concern."

 Cost of Sales

  Cost of sales include the actual cost the Company pays its vendors for the products and the actual shipping and handling charges incurred by the Company to ship products to its customers. The cost of sales from the date of inception through July 31, 1997 was $50,509, or approximately 90.9% of net sales. The Company's gross profit margin was approximately 9.1% of net sales from the date of inception through July 31, 1997. The failure to generate sales with sufficient margins to cover its operating expenses will result in losses and could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

 Advertising and Marketing Expenses

  Advertising and marketing expenses consist primarily of public relations, media advertising, travel and costs of marketing literature. Advertising and marketing expenses incurred by the Company from the date of inception through July 31, 1997 were $11,603, or approximately 20.9% of net sales. The Company intends to significantly increase its advertising and marketing expenses in future periods. See "Use of Proceeds."

 Product Development Expenses

  Product development expenses consist primarily of expenses incurred by the Company during the initial development and creation of its Web site. Product development expenses include compensation and related expenses, depreciation and amortization of computer hardware and software, and the cost of acquiring, designing, developing and editing Web site content. All of the costs from the date of inception through July 31, 1997 in connection with the development of the Company's Web site have been expensed. Product development expenses incurred by the Company from the date of inception through July 31, 1997 were approximately $348,050 or approximately 627% of net sales. The Company believes that significant investments in enhancing its Web site will be necessary to become and remain competitive. As a result, the Company may continue to incur, or increase the level of, product development expenses. See "Use of Proceeds."

 General and Administrative Expenses

  General and administrative expenses not otherwise attributable to product development and advertising and marketing expenses consist primarily of compensation, rent expense, fees for professional services and other general corporate purposes. General and administrative expenses incurred by the Company from the date of inception through July 31, 1997 were $912,252, or approximately 1,642% of net sales. The Company expects general and administrative expenses to significantly increase in future periods as a result of, among other things, increased hiring and expansion of facilities. See "Use of Proceeds."

 Interest Expense

  Interest expense from the date of inception through July 31, 1997 was $6,538, or 11.8% of net sales and is primarily attributable to the Promissory Notes issued by the Company in May through July 1997.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's principal sources of liquidity were cash and cash equivalents derived from private sales of the Company's equity and debt securities. See "Use of Proceeds," "Certain Transactions" and "Description of Securities."

  Capital expenditures from the date of inception through July 31, 1997 were approximately $735,862. The Company has no material commitments for capital expenditures other than a capital lease obligation for certain office equipment as of July 31, 1997, the aggregate amount of which is $90,193. The Company anticipates a substantial increase in its capital expenditures in 1998 consistent with its anticipated growth. See "Use of Proceeds."

  The Company currently believes that available funds, cash flows (if any) expected to be generated from operations and the net proceeds of this offering will be sufficient to fund its working capital requirements for the 15 months following completion of this offering. Thereafter, the Company may need to raise additional funds. The Company's ability to grow will depend in part on the Company's ability to expand and improve its Internet user support capabilities and develop new Web site content material. In connection therewith, the Company may need to raise additional capital in the foreseeable future from public or private equity or debt sources in order to finance such possible growth. In addition, the Company may need to raise additional funds in order to avail itself of unanticipated opportunities (such as more rapid expansion, acquisitions of complementary businesses or the development of new products or services), to react to unforeseen difficulties (such as the loss of key personnel or the rejection by Internet users of the Company's Web site content) or to otherwise respond to unanticipated competitive pressures. If additional funds are raised through the issuance of equity securities, the percentage ownership of the Company's then existing shareholders will be reduced. Moreover, shareholders may experience additional and significant dilution, and such equity securities may have rights, preferences or privileges senior to those of the Company's Common Stock. There can be no assurance that additional financing will be available on terms acceptable to the Company. The Company may be unable to implement its business, sales or marketing plan, respond to competitive forces or take advantage of perceived business opportunities, which inability could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. See "Risk Factors--Possible Need for Additional Capital; Allocation of Funds."

                                   BUSINESS

GENERAL

  Shopping.com is an innovative Internet-based electronic wholetailer specializing in retail marketing a broad range of products and services at wholesale prices to both consumer and trade customers. Utilizing proprietary technology, the Company has designed a fully-scalable systems architecture for the Internet shopping marketplace. Shopping.com's system is designed to fully integrate all aspects of retail transaction processing including, order placement, secure payment verification, inventory control, order fulfillment and vendor invoicing, in one seamless and automated process. The Company believes that the principal competitive factors in its market are price, speed of fulfillment, brand name recognition, wide selection, personalized services, ease of use, 24-hour accessibility, customer service, convenience, reliability, quality of search engine tools, and quality of editorial and other site content. The Company has developed a creative wholetailing format on the Web that combines a highly automated infrastructure with a user-friendly interface designed to enhance the convenience and ease of online shopping.

  The Company employs specialized information systems to provide its customers with access to an automated marketplace of products and services, which consist of the inventories of multiple manufacturers and distributors, price comparisons, detailed product descriptions, product availability, available delivery times, delivery status of products ordered and back-order information. Product categories currently available on the Company's Web site include: automotive, books, cigars, collectibles, computer hardware and software, consumer electronics, cutlery, fragrances, furniture, gifts, gourmet foods, health and beauty care, home improvements, marine supplies, music CDs, sporting goods and watches. The Company has, and will continue to enter into, arrangements with a number of manufacturers and distributors who will ship their products directly to its customers, avoiding the expense and delay of inventory maintenance. Although the Company only commenced selling on the Internet on July 11, 1997, Shopping.com currently offers more than 900,000 Stock Keeping Units ("SKUs") and expects the number of SKUs to increase to over 2,000,000 by March 1998.

  Shopping.com generates revenues similar to a retail store when its customers purchase goods from its Web site. The Company has arrangements including the price of the goods with manufacturers and distributors to furnish the goods. There are no written contracts and the arrangements can be terminated by the Company or the vendor at will. There is no material vendor such that the termination of any arrangement would materially adversely affect the Company's business or results of operations. The Company marks up the cost of the goods which mark-up is not set by the vendor. The experience of the Company's management as retailers enables them to negotiate the vendors' costs and to make and adjust the mark-ups, thereby creating the gross profit margin for the sale of goods or services. When a product is purchased by a customer on the Company's Web site, the Company receives payment from the customer's credit card through a financial institution intermediary usually within two to four business days. The amount received is net of any credit card transaction fees deducted by the financial institution intermediary. In turn, the Company then pays its vendors for the cost of goods sold. Shopping.com's vendors are paid within five to thirty business days. Additionally, the Company generates revenues from the shipping and handling charges added to each customer's order.

  Customers order products and services on Shopping.com's Web site and provide secure payment by either credit card over the Internet through Verisign or by calling 1-888-LOVE-2-SHOP. Shipments are then made by the manufacturer or distributor directly to the customer after verification by Shopping.com that the payment has been properly credited. Because transactions are accomplished without the need to maintain either inventory, warehouse facilities, retail store space or attendant personnel, the Company believes it will be able to obtain market share by passing cost savings along to its customers as a result of selling its products and services at a discount to typical retail and warehouse/discount prices. For the same reasons, the Company is also able to provide a broader merchandise mix than retail stores, warehouse/discount stores and mail order catalogue operators.

  The Company intentionally has not entered into any exclusive supplier contracts with its vendors except for En Pointe who is the Company's exclusive vendor for computer hardware, software and network peripherals for the next five years. The strategic advantage by not entering into exclusive supplier agreements is that the Company retains its position to source several of the same products from different vendors who offer the same products in order to offer the lowest price possible for its customers.

  Shopping.com's strategy is to become a dominant low-price leader in wholetailing on the Internet by utilizing the warehousing, purchasing and distribution strengths of multiple manufacturers and distributors, rather than to assume those roles for itself. The Company believes this approach allows Shopping.com to eliminate many of the risks and costs associated with maintaining inventory, including the cost of leasing warehouse space, inventory obsolescence, inventory tracking systems, and the increased costs associated with employing large numbers of personnel for stocking and shipping duties. By having access to the inventories of multiple manufacturers and distributors, Shopping.com believes it is able to offer its customers a competitive combination of price, product availability, order fulfillment and delivery services and still obtain profitability. Beyond the benefits of a wide selection, purchasing from Shopping.com can be done conveniently, 24 hours a day, without requiring a trip to a store.

INDUSTRY BACKGROUND

  IDC estimates that the number of users accessing the Web will grow from 28 million in 1996 to 175 million in 2001 and that the amount of commerce conducted over the Web will increase from approximately $2.6 billion in 1996 to $220 billion in 2001. Growth in Internet usage has been fueled by a number of factors, including the large and growing base of personal computers installed in the workplace and home, advances in the performance and speed of personal computers and modems, improvements in network infrastructure, easier and cheaper access to the Internet and increased awareness of the Internet among consumer and trade customers.

  The emergence of the Internet as a significant communications medium is driving the development and adoption of Web content and commerce applications that offer both convenience and value to consumers, as well as unique marketing opportunities and reduced operating costs to businesses. A growing number of consumer and trade customers have begun to conduct business on the Internet including paying bills, booking airline tickets, trading securities and purchasing consumer goods (e.g., personal computers, consumer electronics, compact disks, books, groceries and vehicles). Moreover, online transactions can be faster, less expensive and more convenient than transactions conducted through a human intermediary.

THE SHOPPING.COM SOLUTION

  Shopping.com focuses on exploiting an existing and expanding customer base that is and will become Internet connected. The Shopping.com solution is based on eliminating the retail store intermediary and passing along associated cost savings to both consumer and trade customers in the form of lower pricing on comparable goods and services. The Company provides its solution because transactions are accomplished without the need to maintain inventory, warehouse establishments, retail or discount store buildings and attendant personnel.

  Key to the success of Shopping.com will be the rapid implementation of an advertising and marketing program that will introduce the availability of Shopping.com as an entertaining, intelligent and cost-effective alternative to traditional shopping venues. Selection of initial product offerings, pricing, delivery mechanisms, customer service philosophy and a number of other factors are integrally related to the success of the Company. Unlike other retail and warehouse/discount stores which risk showcasing new products which may not achieve market acceptance, the Company is not as much "at risk" when introducing new products and services or when creating consumer demand because it is able to do so without maintaining expensive inventory. Further, the Company is able to create increased consumer demand by showcasing related products and services to its customers and more accurately gauging their market acceptance. Shopping.com will base its success on its commitment to providing excellence at all operating levels and aggressively bringing its advantages to the attention of the consumer and vendor.

BUSINESS STRATEGY

  The Company's objective is to become a dominant wholetailer on the Internet by pursuing the following key strategies:

  Increase Market Awareness and Brand Recognition. The Company believes that Shopping.com is well positioned to become a leading brand name in Internet commerce due to its management team's strong background and experience operating large retail and discount store formats combined with its expertise in information systems programming. The Company operates in a market in which its brand name franchise is critical to attracting high quality vendors and a high level of customer traffic. Accordingly, the Company's strategy is to promote, advertise and increase its visibility through a variety of marketing and promotional techniques, including advertising on leading Internet sites and in printed media, conducting an ongoing public relations campaign and obtaining links from other Web sites.

  Provide Compelling Wholetailing Experience for Customers. The Company believes buyers are attracted by bargain prices and desired merchandise in a user-friendly and entertaining environment. Accordingly, the Company intends to continue offering its customers a wide array of opportunities to buy desired merchandise at low prices through a visually stimulating and user-friendly interface which is rich in both product SKUs and product description content.

  Expand and Strengthen Long-Term Vendor Relationships. The Company's ability to attract, secure and obtain large quantities of branded merchandise for its Web site is key to its success. The Company is aggressively building its merchandising staff to facilitate securing long-term relationships with a variety of vendors. The Company intends to strengthen its vendor relationships by offering better purchasing terms and more convenient services through automated order processing and superior logistics. The Internet provides a low-cost venue to test new products and concepts, which the Company believes will appeal to vendors who may wish to showcase new products via the Internet. Relationships with such vendors for showcasing and introducing new product lines may offer Shopping.com additional revenue opportunities, and may provide an innovative and entertaining aspect to its merchandise mix that can potentially enhance general consumer appeal and help to differentiate Shopping.com from its competitors.

  Leverage Low Cost Structure. The Company is not required to pay the expenses necessary to support a traditional retail operation which requires inventory, warehouse facilities, retail store space and attendant personnel. The Company establishes its vendor relationships where it acts as a principal and arranges the order fulfillment, payment verification, shipping functions and customer support, which enables it to take advantage of the savings from eliminating those traditional retail expenses. By purchasing merchandise and undertaking these functions, the Company believes it will be able to control its gross margins, monitor its customer service and reduce its costs.

  Develop Incremental Revenue Opportunities. The Company believes that a significant opportunity exists to develop incremental revenue opportunities, including expanding its product mix with other products and enabling vendors to showcase new products that are well suited for its Web site. The Company also believes that the anticipated high level of traffic on its Web site will provide an attractive alternative for other companies advertising on its Web site. In addition, the Company is considering expanding its sales to international customers.

  Build on Leading Technology. The Company believes that one of its competitive advantages is its internally developed proprietary technology, which enables the Company to conduct automated sales with thousands of customers simultaneously, process orders, record payments, coordinate order fulfillment and provide customer support functions integrated with the Company's accounting and financial systems. The Company intends to further enhance its proprietary technology to provide an even more compelling shopping experience, as well as to streamline its order processing, distribution, and customer support functions as new technology develops.

MERCHANDISING STRATEGY

  Shopping.com's merchandise strategy is designed to appeal to all classes of consumer and trade customers. Shopping.com intends to become a one-stop shopping service by virtue of its broad merchandise mix and expects to provide the Internet shopper with a selection of variety and pricing unmatched by other current retail leaders. With effective user-friendly search engine tools, the Shopping.com customer enjoys a wide array of categories and specialty products and services not typically offered to the general public under one store roof, while at the same time allowing its customers the virtual ease of shopping from either home or office, as well as substantial price discounts.

  Shopping.com's merchandise strategy also emphasizes what the Company believes to be a competitive advantage--the combination of identifiably low pricing with broad product selection. The Shopping.com merchandise strategy builds upon the proven-as-effective broader selection/lower price method of retailing initiated in the warehouse/discount market of the 1980's and early 1990's. Shopping.com's strategy is designed to allow the Company to compete with major retail leaders including warehouse/discount stores, traditional retail chains, and mail order catalog operators by:

  .  offering lower prices;

  .  offering a broader merchandise mix;

  . providing a low cost venue for vendors to test market acceptance of new products and services; and

  . eliminating the expenses of inventory, warehouse facilities, retail store space and attendant personnel.

  Shopping.com has made arrangements with a number of manufacturers and distributors represented in its "Key Product Category List." Building upon the previous business relationships of Shopping.com's management team, the Company's vendors include those who can offer regional warehouse shipping points to meet customers' shipping needs and thereby reduce long-haul shipping costs. In addition to meeting the criteria of product selection within a product category, any potential Shopping.com vendor must also meet stringent standards for quality control, product selection, packaging and shipping logistics.

  The following represent Shopping.com's "Key Product Category List":

  Current Product Categories available on Shopping.com's Web site:

Automotive                     Cutlery                        Home Improvements
Books                          Fragrances                     Marine Supplies
Cigars                         Furniture                      Music CDs
Collectibles                   Gifts                          Sporting Goods
Computer Hardware & Software   Gourmet Foods                  Watches
Consumer Electronics           Health & Beauty Care

  Future Product Categories expected to be offered on the Shopping.com's Web site:

Appliances                     Medical Supplies               Pet Supplies
Baby/Nursery                   Motorcycle Supplies            Photography
Housewares                     Musical Instruments            Tools/Equipment
Kitchen & Bath                 Office Supplies                Videos
Lawn & Garden                  Outdoor Living                 Vitamins

MARKETING AND PROMOTION

  The Company believes that an immediate and rapidly expanding market opportunity exists for Internet-based providers who can offer the consumer and trade customer an almost limitless selection of products and services at low prices via online venues. Although retail stores, warehouse/discount stores, mail order catalogue operators and other providers using alternate forms of media to sell products and services all represent significant market segments, no single distribution channel of consumer products and services presently dominates the entire market.

  Shopping.com's marketing strategy is designed to promote the Shopping.com brand name, increase customer traffic to its Web site, build strong customer loyalty, maximize repeat purchases and develop incremental revenue opportunities.

  Shopping.com intends to build strong customer loyalty through the use of customized offering to its customers through the use of extensive customer preference and behavioral data obtained as a result of monitoring its customers' activities online. The Company's proprietary technology allows for rapid product experimentation, customer buying pattern analysis, instant user feedback and customized data-based marketing for each of its customers, all of which the Company incorporates in its merchandising. In contrast to traditional direct-marketing efforts, Shopping.com's personalized notification services send customers information updating its prices as well as its new product and service offerings. By offering customers a compelling and personalized value proposition, the Company seeks to increase the number of visitors who make a purchase, encourage repeat visits and purchases and extend customer retention. Loyal, satisfied customers also generate word-of-mouth advertising and awareness and are able to reach thousands of other customers and potential customers because of the reach of online communication.

  The Company employs a variety of media, product development, business development and promotional activities to achieve the following goals:

  Online Service and Internet Advertising. The Company intends to place advertisements on various high-profile and high-traffic Web sites. These advertisements usually take the form of banners that encourage readers to click through directly to Shopping.com's Web site.

  Traditional Advertising and Public Relations. The Company will engage in a coordinated program of print advertising in both specialized industry trade magazines and general circulation newspapers and magazines including The New York Times, Los Angeles Times, Chicago Tribune, and U.S.A. Today. In the future, the Company may begin advertising in other media such as radio and television.

  Link Program. The Link Program is a hyperlink automatically connecting another company's Web site to Shopping.com's Web site. The Company may extend its market presence through the Link Program enabling other Web sites to offer products and services for fulfillment by Shopping.com such as CitySearch's new electronic commerce pilot program and En Pointe's Information Connection system. See "Summary--Recent Developments."

  Personalized Shopping Services. The Company offers personalized notification and shopping services and intends to add a collaborative filtering service to its personalized service offerings in the future.

  Customer Gifts. The Company may in the future send gifts to its customers. These gifts will be designed to increase customer loyalty and provide customers with a continuing reminder of the Shopping.com Web site.

CUSTOMER SERVICE AND ORDER FULFILLMENT

  Retail shopping as currently conducted requires significant investments of time, effort and associated costs on the part of the consumer, generally requiring the consumer to opt for either (1) limited selection/lower price or
(2) broad selection/higher price. The Company believes that the provider who can offer the consumer a broad selection/lower price alternative should be well positioned to capture a significant portion of the online shopping market.

  The Company believes that traditional retail concepts apply to online retailing. Consumers expect online shopping to be entertaining, compelling and enjoyable. To be successful, the Company believes that an online store must also be fast, offer a wide product selection targeted to each individual customer and provide excellent customer service.

  The Company enjoys the cost benefits generally achieved by mail order catalogue operators and other types of media providers, without the associated limitations of narrow selection and product information. The Company enjoys a significant cost advantage over typical retail providers by eliminating many of the major costs associated with store facilities (including rent, utilities, employees and inventory), requiring only a reliable and rapid product delivery service that can closely approximate the consumer appeal of the "carry-out" aspect of retail and discount store shopping.

  The Company believes that its ability to establish and maintain long-term relationships with its customers and encourage repeat visits and purchases depends, in part, on the strength of its customer support and service operations and staff. Shopping.com encourages frequent communication with, and feedback from, its customers in order to continually improve its product and service offerings. Shopping.com offers an e-mail address to enable customers to request information, and to encourage feedback and suggestions. The team of customer support and service personnel are responsible for handling general customer inquiries, answering customer questions about the ordering process, and investigating the status of orders, shipments and payments. Shopping.com also offers a toll-free line for customers (1-888-LOVE-2-SHOP) who are reluctant to enter their credit card numbers over the Internet. The Company has automated the tools used by its customer support and service staff and intends to actively pursue enhancements to, and further the automation of, its customer support and service systems and operations.

  Shopping.com's immediate goal is to exploit the market opportunity for online shopping by establishing itself as a dominant low-price leader providing a broad range of products and services over the Internet prior to the arrival of competitors marketing similar offerings. While the Internet presently offers an increasing amount of products, these offerings are generally limited to specialty providers offering limited product and service categories (e.g., airline tickets, books, music CDs, flowers and groceries). In addition, the Company believes that its proprietary technology will afford a major advantage over existing and potential Internet providers. Once established, the Company will seek to dominate online shopping by being "first" in price, selection, delivery and service, thus making future competitor market entry more difficult. See "Risk Factors--Competition."

  The transmission, data presentation and shipping of the vast merchandise categories wholetailed by the Company involves the maintenance, continued development and efficient use of the Company's proprietary technology and well trained customer service associates. Since the delivery of merchandise sold to the customer is not within the direct control of the Company, logistics in securing, transmitting and finalizing information necessary for delivery in a manner which will satisfy the Shopping.com customer is important to the success of the Company. The Company utilizes automated interfaces for sorting and organizing its orders to enable it to achieve the most rapid and economic purchase and delivery terms possible. The Company's proprietary systems architecture selects the orders that can be filled quickly via electronic interfaces with vendors. Under the Company's arrangements with its manufacturers and distributors, electronically ordered products often are shipped by the vendor within days and sometimes within hours of receipt of an order from Shopping.com. The Company has also developed customized information systems and dedicated ordering personnel that specialize in searching special orders for customers.

TECHNOLOGY

  Shopping.com brings to the Internet commerce industry a combination of (i) strong retail management experience and (ii) computer and information systems design, development, implementation and operation expertise.

  Shopping.com's operating system offers the Internet shopper the ability to browse dynamically, securely select and purchase a number of products and services offered in Shopping.com's Key Product Category List. Management has also addressed any anticipated or potential systems downtime by developing and implementing a back-up response to all of its information systems. The developed and designed systems architecture accommodates peak transaction loads and will "scale up" appropriately as transaction volume increases with the expected growth in online shopping. The system possesses a sophisticated back-end system which processes and tracks orders quickly and efficiently with a minimum of human intervention. Receipt confirmation logic is built into all its modules to ensure delivery of all transactions. In addition, the database-oriented design allows for new media technologies to be quickly introduced into the system without the need for extensive programming.

  Shopping.com's database engines search the database for items that meet an individual customer's search criteria, and then builds a Web page "on the fly" to present the desired products. The information systems allow for the capturing and storing of the Company's online customer activity for the purpose of monitoring such activity.

  Shopping.com employs a client/server based suite of financial systems to perform the functions of accounts receivable, accounts payable, general ledger and fixed assets. Interfaces exist from the transaction server to track all sales by individual vendor and produce the necessary settlement documents and reports as well as required financial documents.

  The technology and systems are protected by sophisticated methods specifically designed to assure continuity of operation in the event of natural catastrophes or local shutdown of power or communications. Internally the Shopping.com employs protective equipment for its systems. In addition, on-site back-up and redundancy is provided. A disaster plan has been formulated. Daily, the information is downloaded and stored in locked containers off-site. For security, a firewall with special protection has been created to avoid invasion by hackers or competitors. Security is also afforded the customers through the use of a Secured Socket Layer (S.S.L.) key with Verisign to protect credit card information. See "Risks--Capacity Constraints; Reliance or Internally Develops Systems; System Development Risks"; "--Risk of System Failure; Single Site and Order Interface"; "--Online Commerce Security Risks."

INTELLECTUAL PROPERTY

  The Company regards its Shopping.com brand name and related software as proprietary and relies primarily on a combination of copyright, trademark, trade secret and confidential information laws and employee and third-party non-disclosure agreements and other methods to protect its proprietary rights. There can be no assurance that these protections will be adequate to protect against technologies that are substantially equivalent or superior to the Company's technologies. The Company does not currently hold any patents or have any patent applications pending for itself or its products and has not obtained Federal registration for any of its trademarks. The Company enters into non-disclosure and invention assignment agreements with certain of its employees and enters into non-disclosure agreements with certain of its consultants and subcontractors. However, there can be no assurance that such measures will protect the Company's proprietary technology, or that its competitors will not develop software with features based upon, or otherwise similar to, the Company's software or that the Company will be able to prevent competitors from developing similar software.

  The Company believes that its products, trademarks and other proprietary rights do not infringe on the proprietary rights of third parties. The Company has been displaying its Web site on the Internet without receiving claims from third parties that its products or names infringe on any proprietary rights of other parties. However, the Company is a recent entrant in the sale of merchandise on the Internet, and there can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to current or future products, trademarks or other Company works. Such assertion may require the Company to enter into royalty arrangements or result in costly litigation. The Company is also dependent upon obtaining existing technology related to its operations. To the extent new technological developments are unavailable to the Company on terms acceptable to it, or at all, the Company may be unable to continue to implement its business which would have a material adverse effect on the Company's business, prospects, financial condition and results of operations. See "Risk Factors--Limited Protection of Intellectual Property and Proprietary Rights."

COMPETITION

  The online commerce industry, particularly on the Internet, is new, rapidly evolving and intensely competitive, which the Company expects to intensify in the future. Barriers to entry are minimal, allowing current and new competitors to launch new Web sites at a relatively low cost. The Company currently or potentially competes with a variety of other companies. These competitors include: (i) various online vendors of other consumer and trade products and services including CUC International, Amazon.com., ONSALE, Peapod, NetGrocer, iMALL, Internet Shopping Network, Micro Warehouse, CD Now, QVC and Home Shopping Network, (ii) a number of indirect competitors that specialize in online commerce or derive a substantial portion of their revenues from online commerce, including America Online, Microsoft Network, Prodigy and Compuserve, (iii) mail order catalogue operators such as Speigel, Lands End, and Sharper Image, (iv) retail and warehouse/discount store operators such as Wal-Mart, Home Depot, Target and Price/Costco, and (v) other international retail or catalogue companies which may enter the online commerce industry. Both Wal-Mart and Home Depot have announced their intention to devote substantial resources to online commerce at discount prices, which if successful, could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. However, the Company believes that retail and warehouse/discount operators will be somewhat restricted in their ability to lower prices by the need to protect their own pricing strategy to avoid cannibalizing their store margins.

  The Company believes that the principal competitive factors in its market are price, speed of fulfillment, brand name recognition, wide selection, personalized services, ease of use, 24-hour accessibility, customer service, convenience, reliability, quality of search engine tools, and quality of editorial and other site content. Many of the Company's current and potential competitors have longer operating histories, larger customer bases, greater brand name recognition and significantly greater financial, marketing and other resources than the Company. In addition, online retailers may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies as use of the Internet and other online services increases. Certain of the Company's competitors may be able to secure merchandise from vendors on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory availability policies and devote substantially more resources to Web site and systems development than the Company. Increased competition may result in reduced operating margins, loss of market share and a diminished franchise value. There can be no assurance that the Company will be able to compete successfully against current and future competitors, and competitive pressures faced by the Company may have a material adverse effect on the Company's business, prospects, financial condition and results of operations. Further, as a strategic response to changes in the competitive environment, the Company may, from time to time, make certain pricing, service or marketing decisions or acquisitions that could have a material adverse effect on its business, prospects, financial condition and results of operations. New technologies and the expansion of existing technologies may increase the competitive pressures on the Company. In addition, companies that control access to transactions through network access or web browsers could promote the Company's competitors or charge the Company a substantial fee for inclusion. See "Risk Factors--Competition."

GOVERNMENTAL REGULATION

  The Company is not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally, and laws or regulations directly applicable to access to online commerce. However, due to the increasing popularity and use of the Internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, pricing, content, copyrights, distribution and characteristics and quality of products and services. Furthermore, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for the Company's products and services and increase the Company's cost of doing business, or otherwise have a material adverse effect on the Company's business, prospects, financial condition and results of operations. Moreover, the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to the Company's business, or the application of existing laws and regulations to the Internet and other online services could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

  Permits or licenses may be required from federal, state or local government authorities to operate or to sell certain products on the Internet. No assurances can be made that such permits or licenses will be obtainable. The Company may be required to comply with future national and/or international legislation and statutes regarding conducting commerce on the Internet in all or specific countries throughout the world. No assurances can be made that the Company will be able to comply with such legislation or statutes. See "Risk Factors--Governmental Regulation and Legal Uncertainties."

FACILITIES

  The Company's principal administrative, engineering, marketing and customer service facilities are located in an office building in Corona del Mar, California encompassing approximately 8,000 square feet. The Company expects to outgrow its current space within the next two years. In such event, the Company expects it will be able to find suitable facilities at commercially reasonable prices, although no assurances can be given. The space occupied by the Company is under a triple net lease which will expire on February 28, 2002. The lease provides for monthly rental of approximately $9,690 for the first year with annual increases.

EMPLOYEES

  As of July 31, 1997, the Company employed 34 full time and 10 part time employees, including nine in Management Information Systems and Research and Development, two in Marketing and five in Accounting and Administration. Two employees hold doctorate degrees in science, engineering or other disciplines. Two additional employees hold masters degrees. The Company believes that its future success will depend in part on its ability to attract hire and maintain qualified personnel. Competition for such personnel in the on line industry is intense. None of the Company's employees is represented by a labor union, and the Company has never experienced a work stoppage. The Company believes its relationship with its employees to be good. See "Risk Factors--Dependence on Key Personnel; Need for Additional Personnel."

LEGAL PROCEEDINGS

  In July 1997, a former consultant filed a lawsuit seeking damages for termination of an alleged contractual relationship. The complaint against the Company and a senior manager alleges breach of consulting agreement, breach of employment agreement, breach of implied covenant of good faith and fair dealing, violation of the California Labor Code and prays for economic damages in the amount of $592,500. The Company intends to cause certain claims for damages to be stricken and to vigorously defend against the remaining claims. The Company commenced an action in the Superior Court for Orange County, California on July 1997 against C-Systems, Inc., a software consulting firm for breach of contract, fraud and damages. The Company's complaint seeks economic damages of $1.6 million and punitive damages against C-Systems, Inc. Thereafter, in August 1997, C-Systems, Inc. filed a lawsuit in federal court in Massachusetts for breach of contract, copyright infringement and fraud. The complaint seeks injunctive relief and damages in an amount to be determined at trial. The amount in dispute on the contract claim is alleged to be $74,500. The Company's attorneys are moving to remove the Massachusetts case to California. In October 1997 Platinum Software Corporation, a computer software company, filed suit against the Company alleging breach of contract to provide a software accounting package. The Company rejected the package for failure to perform and breach of contract. The complaint prays for damages in the amount of $103,670.38. The Company and the Company's senior management may in the future be involved in other suits and actions incidental to the Company's business. The Company does not believe that the resolution of the current suits will result in any material adverse effect on the financial condition, results of operations or cash flows of the Company.

                                  MANAGEMENT

  The following table sets forth the names, ages and positions of the executive officers, directors, and certain significant employees of the Company.

   NAME                            AGE                POSITION
   ----                            ---                --------
   EXECUTIVE OFFICERS AND
    DIRECTORS:
   Bill Gross(1)(2)...............  38 Chairman of the Board
   Robert J. McNulty..............  51 President, Chief Executive Officer and
                                        Director
   Kristine E. Webster............  28 Senior Vice President, Chief Financial
                                        Officer and Secretary
   Mark S. Winkler................  38 Chief Information and Technology
                                        Officer
   Douglas Hay....................  43 Executive Vice President and Director
   Paul J. Hill(1)................  51 Director
   Edward F. Bradley(2)...........  57 Director
   CERTAIN SIGNIFICANT EMPLOYEE:
   Ogden M. Forbes, Ed.D. ........  40 Chief of Knowledge and Research

--------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

  BILL GROSS. Mr. Gross joined Shopping.com on February 1, 1997 as its Chairman of the Board. He is also Founder and Chairman of Bill Gross' idealab! ("idealab!"), an incubator established to start, fund and build innovative, cutting-edge Internet technology companies. From October 1991 to January 1997, he was Chairman of the Board of Knowledge Adventure, an educational software company which was sold to CUC International in January 1997. In October 1995, Mr. Gross co-founded CitySearch, a web-based city directory which operates in eight cities, and has served on its Board since such time. Since December 1994 Mr. Gross has also founded various software companies and serves on the Board of many of them. In 1995, Mr. Gross was elected to the Board of Trustees of the California Institute of Technology as the first Young Alumni Trustee. He received a Bachelor of Science degree in Engineering and Applied Science from the California Institute of Technology in 1981.

  ROBERT J. MCNULTY. In November 1996 Mr. McNulty founded Shopping.com and has been its President, Chief Executive Officer and a member of its Board of Directors since its inception, and devotes substantially all of his business time to the Company. Mr. McNulty founded Cyber Depot, Shopping.com's predecessor of Internet shopping, in February 1996. From September 1992 until November 1994, Mr. McNulty held senior management positions with Auto Expo Inc., a privately held corporation which operated retail auto parts stores in California and Nevada. After his resignation in June of 1994, until March 1995, he continued in an advisory position as a consultant to that company. The subsequent management, which did not include Mr. McNulty and was unassociated with Mr. McNulty, filed an assignment for the benefit of creditors in California on November 22, 1995. In 1983 Mr. McNulty founded and served as Chief Executive Officer of HomeClub (now known as Home Base), until its merger with Zayre Corp. in 1986. He also serves as Chairman of the Board of Directors of U.S. Forest Industries, Inc., a forest products company. Mr. McNulty has also founded and been involved with several other retail companies, both public and private, in a broad range of merchandise categories including sporting goods, home improvement, hardware, office products and automotive. Without admitting or denying the allegations of a complaint, Mr. McNulty consented to an entry of a final decree in the U.S. District Court on October 10, 1995, instructing him to not violate certain provisions of the federal securities laws. See "Certain Transactions--Previous Legal Proceedings."

  KRISTINE E. WEBSTER. Ms. Webster joined the Company in July 1997 as its Senior Vice President, Chief Financial Officer and Secretary. From July 1995 to August 1997, Ms. Webster served as an Assistant

Professor of Accounting at La Sierra University, a private four year university and as an adjunct professor at California State University, San Bernardino. From April 1993 to July 1995 Ms. Webster served as the Controller of National Xpress Logistics, a transportation logistics brokerage company and a wholly-owned subsidiary of US Xpress Enterprises, Inc. Prior to that she was with Ernst & Young LLP from January 1988 to April 1992. From May 1992 to March 1993, she was a consultant and contract professor. In addition, since December 1990 Ms. Webster has owned Plaza Travel, a travel agency specializing in group travel. Ms. Webster received her Bachelor of Business Administration degree, summa cum laude, from Loma Linda University in 1989 and her Master of Business Administration degree from La Sierra University in 1991. She is a Certified Public Accountant in the State of California.

  MARK S. WINKLER. Mr. Winkler joined the Company in May 1997 as its Chief Information and Technology Officer. From 1978 to April 1997, Mr. Winkler founded and served as Chief Executive Officer of Winkler & Associates, a software consulting company which provided consulting services for various companies including Warner Brothers, IBM, Inc.--Broadcast Solutions Division, Pacificare HMO, American Express Company, Los Angeles Times, Air Freight Forwarding Company, Inc., Jefferies & Company, Inc., Alliance Logistics Resources Inc., Bank of America State Trust Company, TRW, Inc. and Jet Propulsion Laboratory. Mr. Winkler received his Bachelor of Science degree in Computer Science from the University of California, Santa Barbara in 1981.

  DOUGLAS HAY. Mr. Hay joined the Company in May 1997 as its Executive Vice President and was elected as a member of its Board of Directors in July 1997. Mr. Hay has spent over 25 years in the field of marketing consumer products and services. From 1990 to April 1997, Mr. Hay was General Manager of Projects Et Al Inc., a business consulting firm that developed marketing and merchandising programs for some of the nations leading retail companies. Mr. Hay has also served as Vice President of Marketing for Northern Automotive, Inc., an automotive parts retail company.

  EDWARD F. BRADLEY. Mr. Bradley joined the Company as a member of its Board of Directors in April 1997. From December 1996 to the present, Mr. Bradley has been President and Chairman of Cannon Industries, Inc., a business development and venture capital firm. Prior to joining Cannon Industries, Inc., from January 1993 to December 1996, Mr. Bradley was the Corporate Director of Quality of Geneva Steel Corp., an integrated steel manufacturer. From 1985 to January 1993, Mr. Bradley carried on a management consulting business. From 1972 to 1985, Mr. Bradley was President of his environmental consulting company with regional offices in New York, Washington D.C., Chicago, Detroit and Milwaukee. Mr. Bradley has also functioned as a Special Consultant to the U.S. Environmental Protection Agency in Washington, D.C. Mr. Bradley received both a Bachelor of Science degree in Civil Engineering in 1961 and a Master of Science degree in Civil Engineering in 1964 from the University of Notre Dame, and is a Registered Professional Engineer. From 1988 to June 1996, Mr. Bradley was a Adjunct Professor in Engineering Economics at the University of Utah.

  PAUL J. HILL. Mr. Hill joined the Company as a member of its Board of Directors in April 1997. He brings over 25 years of experience in managing diversified integrated companies operating in areas such as insurance, real estate, communications, resources and manufacturing. From June 1994 to the present, Mr. Hill has served as Chairman of Crown Life Insurance Company. Mr. Hill has participated as a board member and co-officer of many public and private companies in both the United States and Canada. From 1978 to the present Mr. Hill has also been President of McCallum Hill Companies, a diversified company with operations in real estate, oil and gas and brokerage. Mr. Hill received both a Bachelor of Science and Bachelor of Arts degree from Georgetown University in 1967 and a Master of Business Administration degree from the University of Western Ontario in 1969.

  OGDEN M. FORBES, ED.D. Dr. Forbes brings to the Company an extensive background and a significant level of experience in Internet research, analysis, development, testing and marketing. From 1994 to 1997, Dr. Forbes was Vice President of Research for Logon Data Corp., an Internet software company and an Information Specialist at Pepperdine University. Dr. Forbes' responsibilities have included identification of specific Internet markets, trends, tracking competition, authoring of technical documents, specific and general

Internet research, and executive advisement. Dr. Forbes received a Bachelor of Arts degree in English from the University of California, Davis in 1979, a Master of Arts degree in English from the Claremont Graduate School in 1985, a Master of Arts degree in Education from the University of San Francisco in 1995 and a Doctorate in Education from the University of San Francisco in 1995.

SPECIAL BY-LAW PROVISIONS REGARDING NUMBER AND QUALIFICATION OF DIRECTORS

  The authorized number of directors of the Company is seven. There are currently two vacancies on the Board, and the Company does not intend to fill such vacancies. Further, the Company's By-laws provide that, when the Company becomes a "listed corporation," the Company's Board will be divided into two classes to serve for terms of two years and to eliminate cumulative voting. Pursuant to Section 301.5 of the California Corporations Code a listed corporation is one with (i) outstanding shares listed on the New York Stock Exchange or America Stock Exchange or (ii) outstanding securities designated as qualified for trading as a national market system security on NASDAQ. After completion of this offering the Company will not be a listed corporation as such term is defined.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Company's Board of Directors has established a Compensation Committee and an Audit Committee. The Compensation Committee reviews and recommends the compensation arrangements for all officers, approves such arrangements for other senior level employees and administers and takes such other action as may be required in connection with certain compensation and incentive plans of the Company (including the grant of stock options). The Audit Committee recommends the independent accounting firm to audit the Company's financial statements and to perform services related to the audit, reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants the Company's year-end operating results and considers the adequacy of the internal accounting procedures.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee currently consists of Mr. Gross and Mr. Bradley. In April 1997, idealab!, a company controlled by Mr. Gross, purchased 500,000 shares of the Company's Series A Preferred Stock at $0.40 per share and 100,000 shares of the Company's Common Stock at $0.02 per share.

DIRECTOR COMPENSATION

  Directors of the Company do not receive cash compensation for their services as directors or members of committees of the Board of Directors, but are reimbursed for their reasonable expenses incurred in connection with attending meetings of the Board of Directors. In July 1997, the Company granted each of the directors a stock option to purchase 25,000 shares of Common Stock at an exercise price of $3.00 per share. For Messrs. Gross, Hill and Bradley, the options were nonqualified stock options while for Messrs. McNulty and Hay the options were qualified stock options. The qualified stock options are "incentive stock options," which are generally available only to employees (such as Messrs. McNulty and Hay), and pursuant to which, provided certain conditions are met, the employee recognizes capital gain only when the stock acquired pursuant to the option is sold. By contrast, a non-qualified stock option is available to non-employees (such as Messrs. Gross, Hill and Bradley, who are outside directors), who, in general, will recognize ordinary income when the option is exercised (while the Company is entitled to a concomitant deduction) to the extent the then fair market value of the stock exceeds the option exercise price. All of the options were granted pursuant to the Plan and vested immediately. The Company currently intends to make comparable option grants to directors in the future. See "Certain Transactions."

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  The Company's Restated Articles of Incorporation limit the liability of directors to the full extent permitted by California law. California law provides that a corporation's articles of incorporation may contain a provision eliminating or limiting the personal liability of directors for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit,
(iv) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty, (vi) for certain transactions between the director and the corporation or for certain distributions, loans or guarantees. The Company's Bylaws provide that the Company shall indemnify its directors and officers and may indemnify its employees and agents to the fullest extent permitted by law.

  The Company has entered into agreements to indemnify its directors and executive officers. These agreements, among other things, indemnify the Company's directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by such persons in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified directors and officers. The Company has obtained a policy insuring the directors and officers for the liability described above.

  At present, the only pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted is the lawsuit by the former consultant. See "Business--Legal Proceedings."

EXECUTIVE COMPENSATION

  The following table sets forth information concerning the compensation received for the fiscal year ended January 31, 1997 for services rendered to the Company in all capacities by the Company's executives. No executive officer of the Company who held office at January 31, 1997 met the definition of "highly compensated" within the meaning of the Commission's executive compensation disclosure rules.

                         SUMMARY COMPENSATION TABLE(1)

                                        ANNUAL COMPENSATION TABLE
                            --------------------------------------------------
   NAME AND PRINCIPAL                           OTHER ANNUAL      ALL OTHER
   POSITION                 SALARY($) BONUS($) COMPENSATION($) COMPENSATION($)
   ------------------       --------- -------- --------------- ---------------
   Robert J. McNulty,
    President and Chief
    Executive Officer......  $53,883     --           --              --

--------
(1) All other compensation in the form of perquisites and other personal benefits has been omitted because the aggregate amount of such perquisites and other personal benefits constituted the lesser of $50,000 or 10% of the total annual salary and bonus of the Named Executive for such year.

EMPLOYMENT AGREEMENTS

  Mr. McNulty's employment agreement requires him to perform the duties of President and Chief Executive Officer at an initial annual salary of $75,000 and a review by the Compensation Committee to adjust his salary to an industry standard, but in no event less than his current annual salary, as well as a bonus to be determined by the Compensation Committee and the Board of Directors. The employment agreement also provides that if he is terminated without cause he would receive severance pay in the amount of two years, 11 months and 28 days of compensation. He is also entitled to participate in the Plan and to receive the same benefits afforded to other executives. Mr. McNulty's employment agreement terminates on May 1, 2002 with a rolling five year term.

  Mr. Winkler's employment agreement requires him to perform duties of Chief Information and Technology Officer at an initial annual salary of $200,000 and a bonus to be determined by the Compensation Committee and the Board of Directors. The employment agreement also provides that if he is terminated without cause he would receive severance pay in the amount of 18 months of compensation. Mr. Winkler holds 25,000 shares of Common Stock of the Company. He has signed a Shareholder's Agreement under which his stock is subject to repurchase pursuant to a vesting schedule as follows: 100% at the first anniversary of his employment, 66 2/3% up to the second anniversary, 33 1/3% up to the third anniversary and thereafter 0%.

EMPLOYEE BENEFIT PLANS

  Stock Option Plan of 1997 (the "Plan"). The Company's Board of Directors has adopted the Plan and reserved an aggregate of 250,000 shares of Common Stock for grants of stock options under the Plan. The purpose of the Plan is to enhance the long-term shareholder value of the Company by offering opportunities to employees, directors, officers, consultants, agents, advisors and independent contractors of the Company to participate in the Company's growth and success, and to encourage them to remain in the service of the Company and acquire and maintain stock ownership in the Company.

  As of July 31, 1997, options to purchase 178,000 shares of Common Stock were outstanding under the Plan with an exercise price of $3.00 per share, options to purchase 72,000 shares were available for grant and no options had been exercised.

  The Plan is administered by the Compensation Committee, which has the authority to select individuals who are to receive options under the Plan and to specify the terms and conditions of each option so granted (qualified or nonqualified), the vesting provisions, the option term and the exercise price. Unless otherwise provided by the Compensation Committee, an option granted under the Plan expires 10 years from the date of grant (five years in the case of a qualified Stock option granted to a holder of 10% or more of the shares of the Company's outstanding capital stock) or, if earlier, three months after the optionee's termination of employment or service other than termination for cause, one year after the optionee's retirement, early retirement at the Company's request, death or disability, or immediately upon notification to an optionee of termination for cause. Non-qualified options granted to non-employee directors or consultants will not have the limitations and restrictions described in the previous sentence. Options granted under the Plan are not generally transferable by the optionee except by will or the laws of descent and distribution and generally are exercisable during the lifetime of the optionee only by such optionee. The Plan is subject to the approval of the shareholders within 12 months from the date of its adoption.

  In the event of (i) a merger or consolidation of the Company in which it is not the surviving corporation, or pursuant to which shares of Common Stock are converted into cash, securities or other property (other than a merger in which holders of Common Stock immediately before a merger have the same proportionate ownership of the capital stock of the surviving corporation immediately after a merger), (ii) the sale, lease, exchange or other transfer of all or substantially all of the Company's assets (other than a transfer to a majority-owned subsidiary), or (iii) the approval by the holders of Common Stock of any plan or proposal for the Company's liquidation or dissolution (each, a "Corporate Transaction"), the Compensation Committee will determine whether provision will be made in connection with the Corporate Transactions for assumption of the options under the Plan or substitution of appropriate new options covering the stock of the successor corporation, or an affiliate of the successor corporation. If the Compensation Committee determines that no such assumption or substitution will be made, each outstanding option under the Plan shall automatically accelerate so that it will become 100% vested and exercisable immediately before the Corporate Transaction, except that acceleration will not occur if, in the option of the Company's accountants, it would render unavailable "pooling of interest" accounting for the Corporate Transaction.

  Repurchase Rights Under the Plan. With respect to the Plan, the Compensation Committee has the discretion to authorize the issuance of unvested shares of Common Stock pursuant to the exercise of a stock option. If the optionee ceases to be employed by or provide services to the Company, all shares of Common Stock issued on exercise of a stock option which are unvested at the time of cessation shall be subject to repurchase by the Company at the exercise price paid for such shares. The terms and conditions upon which the repurchase rights are exercisable by the Company are determined by the Compensation Committee and set forth in the agreement evidencing such right. The Compensation Committee has discretionary authority to cancel the Company's outstanding repurchase rights with respect to one or more shares purchased or purchasable under an option granted pursuant to the Plan. In the event of a terminating event or a Corporate Transaction under the Plan, if vesting of the options accelerates, the repurchase rights of the Company with respect to shares previously acquired on exercise of options granted under the Plan shall terminate.

                             CERTAIN TRANSACTIONS

  In November 1996, Mr. McNulty subscribed to purchase 1,150,000 shares of the Common Stock at $0.02 per share. In March 1997, the Company issued 250,000 shares of its Series A Preferred Stock to Cyber Depot, Inc., in exchange for certain assets and liabilities of Cyber Depot, Inc., relating to Internet shopping including hardware, software and certain furniture and fixtures. Mr. McNulty is the controlling shareholder of Cyber Depot, Inc. and is also the President, Chief Executive Officer and a Director of the Company. In connection with such transaction, Mr. McNulty was issued five year warrants to purchase 187,500 shares of Common Stock with an excise price of $3.00 per share, as well as registration rights providing for one demand and unlimited piggy-back registration rights. See "Description of Securities--Warrants" and "--Registration Rights."

  In April 1997, in a private placement, the Company sold 500,000 shares of its Series A Preferred Stock at a price of $0.40 per share and 100,000 shares of its Common Stock at $0.02 per share to idealab!, a corporation of which Bill Gross, the Company's Chairman of the Board, is a director. In connection therewith, idealab! was issued five year warrants to purchase 187,500 shares of Common Stock with an exercise price of $3.00 per share, as well as registration rights providing for one demand and unlimited piggy-back registration rights. See "Description of Securities--Warrants" and "-- Registration Rights."

  In May 1997, the Company sold 66,667 shares of its Series B Preferred Stock in a private placement at a price of $3.00 per share to Kipling Isle, Ltd., a company controlled by Paul J. Hill, a Director of the Company. In connection therewith, Kipling Isle, Ltd. was issued five year warrants to purchase 33,333 shares of Common Stock with an exercise price of $3.00 per share as well as registration rights providing for one demand and unlimited piggy-back registration rights. See "Description of Securities--Warrants" and "-- Registration Rights."

  In May 1997, the Company sold 100,000 shares of Series B Preferred Stock in a private placement at a price of $3.00 per share to Christopher B. Cannon who controls Cannon Industries, Inc., in which Edward Bradley, a Director of the Company, is an executive officer. Mr. Cannon was issued five-year warrants to purchase 50,000 shares of Common Stock with an exercise price of $3.00, as well as registration rights providing for one demand and unlimited piggy-back registration rights. See "Description of Securities--Warrants" and "-- Registration Rights."

  In June 1997, the Company, through idealab!, purchased its domain name, Shopping.com, from Magdalena Yesil. As consideration, Ms. Yesil received 30,000 shares of the common stock of idealab!, 30,000 shares of Common Stock of the Company and $30,000 from the Company.

  In August 1997, the Company sold 8,333 shares of its Series B Preferred Stock in a private placement at a price of $3.00 per share to Ms. Webster, the Company's Chief Financial Officer and Secretary. In connection therewith, Ms. Webster was issued five year warrants to purchase 4,166 shares of Common Stock with an exercise price of $3.00 per share as well as registration rights providing for one demand and unlimited piggy-back registration rights. See "Description of Securities--Warrants" and "--Registration Rights."

  On August 19, 1997 Shopping.com signed an agreement with CitySearch, a market innovator in providing community-based online information services for the Web, to provide necessary back office transactions support for CitySearch's new electronic commerce pilot program. According to the agreement, Shopping.com will provide "shopping cart" tools, customer credit authentication and verification, coordination with the merchant that an order has been placed, communication with the customer when the order will be shipped, collection of payment from the user and disbursement of payments to the merchant. CitySearch plans to develop, manage, and monitor the electronic commerce program, select customers for participation in the pilot program, as well as market the program through its Austin CitySearch Web site. The pilot program will be launched in early September and will run for a minimum of two months. In October 1995, Mr. Gross co-founded CitySearch, a web-based city directory which operates in eight cities, and has served on its Board since such time.

  The Company has entered into employment agreements with Robert J. McNulty and Mark S. Winkler. See "Management--Employment Agreements."

  See "Management--Directors Compensation" for a description of certain options granted members of the Company's Board.

  Certain employees of the Company have entered into shareholder agreements with Mr. McNulty and the Company and have given irrevocable proxies to Mr. McNulty. See "Description of Securities--Shareholder Agreements."

  The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained on an arms-length basis from unaffiliated third parties. The Company has adopted a policy pursuant to which all transactions (including, without limitation, the borrowing of money) between the Company and its officers, directors and affiliates will be on terms no less favorable for the Company than could be obtained on an arms-length basis from unrelated third parties and will be approved by a majority of the independent and disinterested members of the Company's Board of Directors.

  Previous Legal Proceedings. On September 30, 1994, the Securities and Exchange Commission (the "SEC") filed a complaint arising out of actions taken in 1989 by officers of four public corporations, AG Automotive Warehouses, Inc., Auto Depot, Inc., HQ Office Supplies Warehouse, Inc., and HQ Office International Inc. (collectively, the "Corporations"), in which Mr. McNulty was Chairman of the Board but not an officer. Funds from two of the Corporations were used to purchase securities of other companies from the Corporations' market-maker, who threatened to abandon the market if this were not done. The Corporations failed to disclose properly the transactions in filings, on such Corporations' Quarterly Report on Form 10-Q for September 1990 which were filed in November 1990. The transactions were subsequent to the end of such Corporations' fiscal quarters. After Mr. McNulty was advised that such transactions were not properly disclosed, the filings were amended in January 1991. The improper and amended filings were disclosed in the subsequent filings on such Corporations' Annual Report on Form 10-K in May 1991. Such Corporations also made inter-company loans with funds which were proceeds of securities offerings and not disclosed in the filings. Mr. McNulty resigned as a director of all of the Corporations in April 1991.

  The complaint alleged that, with the knowledge of Mr. McNulty, officers of said Corporations had failed to disclose certain inter-company transactions, loans and use of proceeds and loans or transfers to the underwriter and market-maker for the Corporations rather than the stated purposes of funding issuers' operations and thereby defrauded investors and failed to make required filings with the SEC. Mr. McNulty personally met with the enforcement division of the SEC, and, without admitting or denying the allegations, consented to a judgment. Mr. McNulty also consented to the repayment of $70,000 which was a loan to a company controlled by him.

  On October 10, 1995, the United States District Court for the Southern District of New York entered a consent judgment in which Mr. McNulty, neither admitted nor denied the allegations of the complaint. The judgment enjoined Mr. McNulty from violating section 17(a) of the Securities Act of 1933, as amended, and sections 10(b), 13(a), 13(b), 13(b)(2)(a) and 13(d) and Rules 10b-5, 12(b)-20 13a-1, 13a-13, 13b2-1, 13b2-2 and 13d-1 of the Securities
Exchange Act of 1934, as amended. The SEC ordered Mr. McNulty to disgorge $70,000 to pay prejudgment interest but waived the disgorgement order, prejudgment interest and a civil penalty contingent upon the accuracy and completeness of Mr. McNulty's statement of financial condition. See "Management--Robert J. McNulty."

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of September 19, 1997 and as adjusted to reflect the sale of 1,400,000 shares of Common Stock offered hereby, (i) by each person who is known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) by each director and executive officer of the Company and (iii) by all directors and executive officers of the Company as a group. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law.

                                    SHARES BENEFICIALLY   SHARES BENEFICIALLY
                                      OWNED PRIOR TO        OWNED AFTER THE
                                      THE OFFERING(1)         OFFERING(2)
  NAME AND ADDRESS OF BENEFICIAL    --------------------------------------------
             OWNER(3)                 NUMBER    PERCENT     NUMBER    PERCENT
  ------------------------------    ----------- --------------------- ----------
Robert J. McNulty(4)...............   1,325,000    49.04%   1,110,000    27.06%
idealab! ..........................     600,000    22.21      600,000    14.63
Bill Gross(5)......................     600,000    22.21      600,000    14.63
Douglas Hay........................      70,000     2.59       70,000     1.71
Kipling Isle, Ltd. ................      66,667     2.47       66,667     1.63
Paul J. Hill(6)....................      66,667     2.47       66,667     1.63
Mark S. Winkler....................      25,000       *        25,000       *
Kristine E. Webster................      28,333     1.05       28,333       *
Edward F. Bradley(7)...............           0       *             0       *
En Pointe Technologies, Inc. ......     125,000     4.63      125,000     3.05
                                    -----------           -----------
All directors and executive
 officers as a group (7 persons)...   2,240,000    82.90%   2,025,000    49.37%

--------
 *  Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable, or become exercisable within 60 days from the date hereof, are deemed outstanding. However, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Percentage ownership is based on 2,702,000 shares of Common Stock outstanding prior to this offering (giving effect to the conversion of the Company's Series A and Series B Preferred Stock into shares of Common Stock) and 4,102,000 shares of Common Stock outstanding after this offering.

(2) Assumes no exercise of any portion of the Underwriters' Over-Allotment Option to purchase up to an aggregate of 210,000 shares of Common Stock. Assumes no exercise of warrants issued and outstanding to purchase 1,226,000 shares of Common Stock which warrants are not exercisable for a period of 90 days following the date of this Prospectus. See "Description of Securities--Warrants."

(3) The address of each of the Beneficial Owners is 2101 East Coast Highway, Garden Level, Corona del Mar, CA 92625 except for En Pointe Technologies, Inc. whose address is 100 North Sepulveda Blvd., 19th Floor, El Segundo, CA 90245.

(4) Includes the 250,000 shares of Common Stock which are subject to irrevocable proxies held by Mr. McNulty, and includes 250,000 shares of Series A Preferred Stock owned by Cyber Depot, Inc. Proxies representing 215,000 shares of Common Stock terminate upon the closing of this offering. See "Description of Securities--Shareholder Agreements."

(5) Includes 600,000 shares of Common Stock held by idealab!, a California corporation of which Mr. Gross is a director, as to which shares Mr. Gross disclaims beneficial ownership, except to the extent of his derivative ownership interest in idealab!.

(6) Includes 66,667 shares of Common Stock held by Kipling Isle, Ltd., a corporation controlled by Paul J. Hill.

(7) Does not include shares of Common Stock held by Christopher B. Cannon in which stock, Mr. Bradley claims no beneficial interest.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

  The Company's Amended and Restated Articles of Incorporation currently authorizes 8,000,000 shares of which 1,415,500 shares are currently issued and outstanding without giving effect to the conversion of Preferred Stock, 1,158,000 shares of which have been issued to employees and consultants of the Company. The holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders, except that, upon giving notice required by law, shareholders may cumulate their votes in the election of directors. Under cumulative voting, each shareholder may give any one candidate whose name is placed in nomination prior to the commencement of voting a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which the shareholder's shares are normally entitled, or distribute such number of votes among as many candidates as the shareholder sees fit. The effect of cumulative voting is that the holders of a majority of the outstanding shares of Common Stock may not be able to elect all of the Company's directors. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding senior securities. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, when issued, validly issued, fully paid and nonassessable.

  After completion of this offering, the Company will file a new Amended and Restated Articles of Incorporation which will authorize 20,000,000 shares of Common Stock, of which 4,102,000 shares of Common Stock will be issued and outstanding (assuming no exercise of the Over-Allotment Option and the Representative's Warrants), with all of the rights discussed above.

PREFERRED STOCK

  The Company is authorized to issue 5,500,000 shares of Preferred Stock. 1,500,000 shares of Series A Convertible Preferred Stock are authorized of which 750,000 shares of the Series A Preferred Stock have been issued and are outstanding. 4,000,000 shares of the Series B Preferred Stock are authorized of which 536,500 shares are issued and outstanding. The Preferred Stock carries certain rights, preferences and privileges including liquidation, conversion and dividend preferences. However, upon the closing date of this offering, all of the issued and outstanding Preferred Stock will be automatically converted to Common Stock on a one share of Preferred Stock for one share of Common Stock basis. After the completion of this offering, the Amended and Restated Articles of Incorporation will not authorize the issuance of any shares of Preferred Stock.

WARRANTS

  In the private placements of the Company's Series A and Series B Preferred Stock, one warrant exercisable until May 31, 2002 at an exercise price of $3.00 for one share of Common Stock was issued with each two shares of preferred stock purchased for an aggregate of 643,250 shares. In the private placement of the Promissory Notes, warrants to purchase 33,300 were issued for each $100,000 principal of a Promissory Note, which warrants are exercisable until May 31, 2002 at an exercise price of $6.00 per share of Common Stock, for an aggregate of 382,950 shares. In connection with the Company's agreement with En Pointe, the Company issued warrants exercisable for a five year term at an exercise price of $4.50 per share of Common Stock, for an aggregate of 199,800 shares. The warrants are transferable separately from the Series A and Series B Preferred Stock and the Promissory Notes, but the warrants are not exercisable for a period equal to the earlier of 90 days following the date of this Prospectus or June 30, 1998.

  The warrants may be exercised for the shares of Common Stock which is not registered and the transfer of which is restricted, unless registered upon surrender of the certificate(s) therefor on or prior to the expiration or the redemption date (as explained above) at the offices of the Company's warrant agent (the "Warrant Agent") with the form of "Election to Purchase" completed and executed as indicated, accompanied by payment (in the form of certified or cashier's check payable to the order of the Company or assignment of certain securities) of the full exercise price or value for the number of warrants being exercised.

  The warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price per share and the number of shares issuable upon exercise thereof upon the occurrence of certain events, including issuances of Common Stock (or securities convertible, exchangeable or exercisable into Common Stock) at less than market value, stock dividends, stock splits, mergers, a sale of substantially all of the Company's assets, and for other extraordinary events; provided, however, that no such adjustment shall be made upon among other things, (i) the issuance or exercise of options or other securities under the Company's Plan or other employee benefit plans, or (ii) the sale or exercise of outstanding options or warrants.

  The Company is not required to issue fractional shares of Common Stock, and in lieu thereof, will make a cash payment based upon the current market value of such fractional shares. A holder of Warrants will not possess any rights as a stockholder of the Company unless and until the Warrants are exercised.

  See "Underwriting" for a description of the Representative's Warrants.

PROMISSORY NOTES

  The Company has issued $1,750,000 of Promissory Notes, which have a due date of nine months from the date of issuance or on the closing of this offering, whichever is earlier. The Promissory Notes are unsecured, subordinated and carry an interest rate of 10% per annum.

REGISTRATIONS RIGHTS

 Registration Rights for Common Stock Shareholders

  The shareholders of the existing Common Stock have piggyback registration rights pursuant to a registration rights agreement. The piggyback registration rights will be permitted only on registrations following this offering and then subject to the determination by the underwriter or the Company of the registration as to the appropriateness of the amount of the registration of the Common Stock to be registered thereby.

 Registration Rights for the Existing Series A and Series B Preferred Stock
   Shareholders and Holders of the Warrants

  The shareholders of Series A and Series B Preferred Stock and holders of the warrants have registration rights pursuant to registration rights agreement which allows at least fifty percent of the holders of said Preferred Stock and warrants to make one demand for registration of the Common Stock held by them after conversion of their Preferred Stock or exercise of their warrants, as applicable, only after this offering and then subject to certain limitations in connection with the approval of an underwriter. The registration rights agreements also provide for piggyback rights on subsequent registration of securities of the Company following this offering and subject to the approval of the underwriter or the Company.

  See "Certain Transactions" for a description of Registration Rights granted to the Company's officers and directors.

SHAREHOLDER AGREEMENTS

  Certain of the employees of the Company who are holders of the Common Stock of the Company have entered into shareholder agreements in which they have agreed to be subject to repurchase covenants by the Company and Mr. McNulty in the event of, among other situations, their death, disability and termination of employment. There are vesting provisions, which vary for each shareholder, pursuant to which Mr. McNulty may purchase their stock at a price set by the Board of Directors. The shareholder agreements also provides for a right of first refusal in favor of the Company and Mr. McNulty in the event that the holder of the Common Stock desires to sell or transfer the Common Stock. The shareholder agreements are terminated after the effective date of this offering. Certain of the employees who are also shareholders of the Company have given to Mr. McNulty irrevocable proxies to vote their shares which proxies terminate on the earlier of 10 years from their date of grant or on the date of this Prospectus. Of such proxies, proxies representing 215,000 shares terminate on the date of this Prospectus and proxies representing 35,000 shares do not terminate.

CERTAIN MARKET INFORMATION

  The Company has applied for inclusion of the Common Stock on the Bulletin Board under the symbol SHPN. In the event the Common Stock is not quoted on the Bulletin Board, quotes for the Common Stock may be included in the "pink" sheets for the over-the-counter market. While the Company meets the quantitative criteria for inclusion on the NASDAQ system, the Company's application for quotation on the NASDAQ SmallCap Market has been withdrawn, while the application was being considered for denial. The Company may pursue the application. No assurance can be given that the Common Stock will ever be included for quotation on the NASDAQ SmallCap Market. See "Risk Factors--No Assurance of Public Market for the Common Stock; No Assurance of NASDAQ SmallCap Listing."

TRANSFER AGENT AND REGISTRAR

  The Transfer agent and Registrar for the Common Stock and the Warrants of the company is U.S. Stock Transfer Company, Glendale, California.

                        SHARES ELIGIBLE FOR FUTURE SALE

  After completion of this offering, 4,102,000 shares of Common Stock will be issued and outstanding after giving effect to the automatic conversion of the Preferred Stock and assuming no exercise of (i) the Underwriters' Over-Allotment Option or (ii) the Representative's Warrant. The 1,400,000 shares of Common Stock sold in this offering registered on the Registration Statement of which this Prospectus forms a part will be freely transferable without restriction or further registration under the Securities Act by persons other than "affiliates" of the Company (as that term is defined in Rule 144 under the Securities Act). The remaining 2,702,000 shares of Common Stock issued by the Company prior to this offering will be "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, and may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration such as Rule 144.

  In general, under Rule 144 as currently in effect, an affiliate of the Company, or a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year, but less than two years, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 41,020 shares immediately after completion of this offering) or (ii) the average weekly trading volume during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least two years would be entitled to sell such shares pursuant to Rule 144(k) without regard to the volume limitation, manner of sale provisions, notice or other requirements of Rule 144.

  In addition, restricted securities issued and sold by the Company in reliance on Rule 701 of the Securities Act may be resold under Rule 144 without compliance with certain of Rule 144's requirements. Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon by the Company with respect to certain sales of shares of Common Stock by the Company to its employees, directors, officers, consultants or advisors, pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons, such as the Plan. Securities issued in reliance on Rule 701 are restricted securities and, beginning 90 days after the effective date of this Prospectus, may be sold pursuant to

Rule 144 by persons other than affiliates of the Company subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its two-year minimum holding period requirements. Rule 701 will not be available to the Company once it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.

  Each holder of Common Stock who is an officer, director or key employee of the Company and each holder of Preferred Stock has entered into a "lock-up" agreement providing that such shareholder will not offer, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any shares of the Company's Common Stock or any security or other instrument which by its terms is convertible into, exercisable for, or exchangeable for shares of the Company's Common Stock for a period of 12 months from the date of this Prospectus without the prior written consent of the Representative. 1,400,000 shares of Common Stock will be eligible for sale after the effective date of this offering, an additional 802,000 shares of Common Stock will be eligible for sale 12 months from the date of this Prospectus and an additional 1,900,000 shares of Common Stock will be eligible for sale from April 1999 through August 1999, subject to satisfaction of the applicable conditions of Rule 144.

  Prior to this offering, there has been no public market for the Common Stock of the Company, and no predictions can be made of the effect, if any, that future sales of restricted shares or the availability of restricted shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the restricted shares of Common Stock in the public market could adversely affect the then prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below, through the Representative, Waldron & Co., Inc. have severally agreed to purchase from the Company the following respective number of shares at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus and the Company has agreed to sell to the Underwriters named below 1,400,000 shares of Common
Stock:

                                                                       NUMBER OF
     UNDERWRITERS                                                       SHARES
     ------------                                                      ---------
     Waldron & Co., Inc...............................................
                                                                       ---------
         Total ....................................................... 1,400,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all Shares offered hereby, if any of such Shares are purchased. The Company has been advised by the Representative that (i) the Underwriters propose to offer the Shares purchased by them directly to the public at the offering price set forth on the cover page of this Prospectus and to certain
dealers at a price that represents a concession of     per Share, or     % per
Share and (ii) none of the Underwriters intends to sell any Shares to accounts for which such Underwriter exercises discretionary authority. After the initial public offering of the Shares, the offering price and the selling terms may be changed by the Underwriters.

  The Company has granted the Underwriters the Over-Allotment Option, exercisable for 45 days from the effective date of this offering, to purchase up to 210,000 Shares at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of Shares to be purchased by it shown in the above table represents to the total shown, and the Company will be obligated, pursuant to the option, to sell such Shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the Shares offered hereby. If purchased, such additional Shares will be sold by the Underwriters on the same terms as those on which the 1,400,000 Shares are being offered.

  The Company has agreed to pay the Representative a non-accountable expense allowance in the amount of 3% of the offering proceeds received from the sale of the Shares, which is estimated at $357,000 or $410,550 if the Over-Allotment Option is exercised.

  The Underwriting Agreement contains covenants of indemnity between the Underwriters and the Company against certain civil liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arises under the Securities Act that may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

  At the closing of this offering, the Company will issue as to the Representative, for $100, a warrant (the "Representative's Warrants") to purchase a number of shares (the "Representative's Shares") equal to 132,000 Shares. The Representative's Warrants will be exercisable for a four-year period commencing one year from the date of this Prospectus at an exercise price equal to 160% of the price per Share in this offering. The

Representative's Warrants does not entitle the Representative to any rights as a shareholder of the Company until such warrant is exercised. The Representative's Warrants may not be transferred, sold, assigned or hypothecated for a period of one year from the date of this Prospectus except to officers or partners of the Representative and members of the selling group and their officers or partners, or by will or operation of law. After one year from the date of this Prospectus, if a transfer of the Representative's Warrant occurs to a party not an officer or partner of the Representative or selling group member, then the Representative's Warrants so transferred must be immediately exercised.

  For the period during which the Representative's Warrant is exercisable, the holder(s) will have the opportunity to profit from a rise in the market value of the Common Stock, with a resulting dilution in the interests of the other shareholders of the Company. The holder(s) of the Representative's Warrant can be expected to exercise it at a time when the Company would, in all likelihood, be able to obtain any needed capital from an offering of its unissued Common Stock on terms more favorable to the Company than those provided for in the Representative's Warrants. Such facts may adversely affect the terms on which the Company can obtain additional financing.

  The Company must file all necessary undertakings required by the Commission in connection with the registration of the shares issuable upon exercise of the Representative's Warrants. Upon the Representative's demand, the Company will file a registration statement or post-effective amendment so as to permit the Representative to sell publicly the shares issuable upon exercise of the Representative's Warrants. The Company has agreed to register the securities issuable upon exercise of the Representative's Warrants under the Act on two occasions at any time within five (5) years from the date of this Prospectus (the first at the Company's expense and the second at the expense of the holders of the Representative's Warrants). The Representative's Warrants includes a provision permitting the holder to elect a cashless exercise pursuant to which the holder may exercise a portion of the Representative's Warrants in exchange for a decrease in the total number of shares underlying the Representative's Warrants. The Company has also granted certain piggy-back registration rights to holders of the Representative's Warrants which expire seven (7) years from the date of this Prospectus.

  The Company has also agreed to appoint the Representative, for a period of three years, as its exclusive advisor for the purpose of identifying and developing future merger and acquisition candidates. If, during the term of this appointment, the Company participates in any merger, acquisition or other transaction, whether as acquiror or acquiree, including an acquisition of assets or stock and in which it pays for the acquisition, in whole or in part, with shares of the Company's Common Stock, then it will pay for the Representative's services an amount equal to 5% of the first million dollars of value involved in the transaction, 4% of the second million, 3% of the third million, 2% of the fourth million and 1% of all such value above $4,000,000.

  The officers, directors and key employees of the Company have agreed not to offer, sell or otherwise dispose of any shares of Common Stock owned or hereafter acquired by them for one year following the date of this Prospectus without the Representative's prior written consent. See "Shares Eligible For Future Sale."

  The Representative will have the right, for a period of three years following the date of this Prospectus, to receive notice of, and to have an observer present at, meetings of the Board of Directors and shareholders of the Company and the Company is obligated to reimburse the Representative for the costs and expenses reasonably incurred by such observer in attending such meetings, but such observer will not otherwise be entitled to compensation from the Company.

  In connection with the private placement of securities by the Company, the Company paid Waldron & Co., Inc., as placement agent, a commission in the amount of $170,000 and a non-accountable expense allowance of $51,000. Further, the Company owes Waldron & Co., Inc. an additional $60,000 in commissions and $18,000 in non-accountable expenses. The Company also issued to Waldron & Co., Inc. warrants (the "Placement Agent Warrants") to purchase 75,000 shares of Common Stock at an exercise price of $3.00 per share exercisable for a period of five years. The Placement Agent Warrants will be canceled prior to consummation of this offering.

  While Waldron & Co., Inc. has been in the investment banking business and a registered NASD member since 1939, it has only recently participated as a managing underwriter in its first public offering of securities. Prospective purchasers of Common Stock in this offering should consider the lack of experience of Waldron & Co., Inc. in evaluating an investment in the Company, See "Risk Factors--Lack of Experience of Waldron & Co., Inc."

  Prior to this offering, there has been no public market for any securities of the Company. Consequently, the initial public offering price for the Shares will be determined by negotiation between the Company and the Representative. Among the factors considered in such negotiations will be prevailing market conditions, the results of operations of the Company in recent periods, the price-to-earnings ratios of publicly traded companies that the Company and the Representative believe to be comparable to the Company, the revenues and earnings of the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant. The offering price does not necessarily bear any direct relation to current market price, asset value or net book value of the Company.

  The Representative has indicated its intention to make a market in the Company's Common Stock after the offering made hereby. In connection with that activity, the Representative may, but shall not be required to, effect transactions which stabilize or maintain the market price of the Common Stock offered hereby at a level above that which might otherwise prevail in the open market. Such stabilizing, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

  Certain legal matters in connection with the offering will be passed upon for the Company by Lewis, D'Amato, Brisbois & Bisgaard LLP, Los Angeles, California. Leon M. Cooper, a partner of Lewis, D'Amato, is the beneficial owner of 20,000 shares of Common Stock of the Company and 100,000 shares (10%) of the common stock in Cyber Depot, Inc., the controlling shareholder of which is Robert J. McNulty and which holds 250,000 shares of the Company's Series A Preferred Stock. Certain matters will be passed upon for the Underwriters by Donahue, Mesereau & Leids LLP, Los Angeles, California.

                                    EXPERTS

  The balance sheet of the Company as of January 31, 1997 and the related statements of operations, shareholders' equity (deficit) and cash flows for the fiscal year ended January 31, 1997, included elsewhere in this Prospectus, have been included in reliance on the report of Singer Lewak Greenbaum & Goldstein LLP, independent certified public accountants, given on the authority of such firm as experts in auditing and accounting.

                            ADDITIONAL INFORMATION

  The Company has filed with the Washington, D.C. Office of the Commission, a Registration Statement on Form SB-2 under the Securities Act, with respect to the securities offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in such Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission, each such statement being qualified in all respects by such reference. The Registration Statement and the exhibits and schedules thereto may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the Commission at Judiciary Plaza, Room 1024,

450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661, and copies of all or any part thereof may be obtained from such offices upon the payment of the fees prescribed by the Commission. Electronic filings made by the Company through the Commission's Electronic Data Gathering, Analysis and Retrieval ("EDGAR") System are publicly available through the Commission's World Wide Web site (http://www.sec.gov), which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Company is not subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  Upon completion of this offering, the Company will be subject to the information requirements of the Exchange Act, and, in accordance therewith, will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected at the public references facility of the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W. 20549, and at its regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center,
Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Commission at such address. Such reports, proxy statements and other information can also be inspected at the Commission's regional offices at the addresses indicated above.

                                  SHOPPING.COM
                         (A DEVELOPMENT STAGE COMPANY)

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS......................... F-2
FINANCIAL HIGHLIGHTS
  Balance Sheets........................................................... F-3
  Statements of Operations................................................. F-4
  Statements of Shareholders' Equity (Deficit)............................. F-5
  Statements of Cash Flows................................................. F-6
  Notes to Financial Statements............................................ F-8

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Shareholders
Shopping.com

  We have audited the accompanying balance sheet of Shopping.com (a development stage company) as of January 31, 1997, and the related statements of operations, shareholders' equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shopping.com as of January 31, 1997, and the results of its operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.

  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company incurred a net loss of $201,697 and had negative cash flows from operations for the year ended January 31, 1997, and had a shareholders' deficit at January 31, 1997. These factors, among others, as discussed in Note 1 to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Singer Lewak Greenbaum & Goldstein LLP

Los Angeles, California
June 17, 1997

                                  SHOPPING.COM
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

              AS OF JANUARY 31, 1997 AND JULY 31, 1997 (UNAUDITED)

                                                             JANUARY 31,  JULY 31,
                                                                1997        1997
                                                             ----------- -----------
                                                                         (UNAUDITED)
                           ASSETS
                           ------
Current assets
  Cash (Note 2).............................................  $      63  $   289,392
  Stock subscription receivable.............................     23,000          --
  Prepaid expenses..........................................        --       115,286
                                                              ---------  -----------
    Total current assets....................................     23,063      404,678
Furniture and equipment, net (Note 3).......................     12,165      800,931
Loan origination fees.......................................        --       109,778
Deferred offering costs.....................................        --        20,000
Other assets................................................      3,956      107,814
                                                              ---------  -----------
    Total assets............................................  $  39,184  $ 1,443,201
                                                              =========  ===========
       LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
       ----------------------------------------------
Current liabilities
  Notes payable (Note 6)....................................  $     --   $   950,000
  Note payable--related party (Note 5)......................     50,000          --
  Current portion of capital lease obligation (Note 4)......        --        15,993
  Accounts payable..........................................     35,986      322,259
  Other accrued liabilities.................................     31,845       53,829
  Deferred revenue..........................................        --        52,500
                                                              ---------  -----------
    Total current liabilities...............................    117,831    1,394,581
Capital lease obligation, net of current portion (Note 4)...        --        74,200
                                                              ---------  -----------
    Total liabilities.......................................    117,831    1,468,781
                                                              ---------  -----------
Commitments (Note 4 and 9)
Shareholders' equity (deficit) (Note 7)
  Preferred stock, Series A convertible, no par value,
   1,500,000 shares authorized, 0 and 1,500,000 shares
   issued and outstanding...................................        --       300,000
  Preferred stock, Series B convertible, no par value,
   4,000,000 shares authorized, 0 and 686,666 shares issued
   and outstanding..........................................        --       916,781
  Common stock, no par value, 8,000,000 shares authorized,
   2,305,000 and 2,565,000 shares issued and outstanding....     23,050       31,050
  Additional paid-in capital................................    100,000          --
  Deficit accumulated during development stage..............   (201,697)  (1,273,411)
                                                              ---------  -----------
    Total shareholders' equity (deficit)....................    (78,647)     (25,580)
                                                              ---------  -----------
      Total liabilities and shareholders' equity (deficit)..  $  39,184  $ 1,443,201
                                                              =========  ===========

   The accompanying notes are an integral part of these financial statements.

                                  SHOPPING.COM
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                    FOR THE YEAR ENDED JANUARY 31, 1997 AND
            THE SIX MONTHS ENDED JULY 31, 1997 AND 1996 (UNAUDITED)

                                                               INCEPTION
                           FOR THE   SIX MONTHS   SIX MONTHS   (FEBRUARY
                         YEAR ENDED     ENDED        ENDED     1996) TO
                         JANUARY 31,  JULY 31,     JULY 31,    JULY 31,
                            1997        1997         1996        1997
                         ----------- -----------  ----------- -----------
                                     (UNAUDITED)  (UNAUDITED) (UNAUDITED)
Net sales...............  $     --   $    55,541   $     --   $    55,541
Cost of sales...........        --        50,509         --        50,509
                          ---------  -----------   ---------  -----------
Gross profit............        --         5,032         --         5,032
                          ---------  -----------   ---------  -----------
Operating Expenses......    201,697    1,070,208      70,391    1,271,905
                          ---------  -----------   ---------  -----------
Loss from operations....   (201,697)  (1,065,176)    (70,391)  (1,266,873)
Other expenses
  Interest expense......        --        (6,538)        --        (6,538)
                          ---------  -----------   ---------  -----------
    Total other
     expenses...........        --        (6,538)        --        (6,538)
                          ---------  -----------   ---------  -----------
Net loss................  $(201,697) $(1,071,714)  $ (70,391) $(1,273,411)
                          =========  ===========   =========  ===========
Net loss per share......  $   (0.03) $     (0.16)  $   (0.01) $     (0.19)
                          =========  ===========   =========  ===========
Weighted average shares
 outstanding............  6,809,588    6,809,588   6,809,588    6,809,588
                          =========  ===========   =========  ===========


   The accompanying notes are an integral part of these financial statements.

                                 SHOPPING.COM
                         (A DEVELOPMENT STAGE COMPANY)

                 STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                    FOR THE YEAR ENDED JANUARY 31, 1997 AND
            THE SIX MONTHS ENDED JULY 31, 1997 AND 1996 (UNAUDITED)

                          PREFERRED STOCK    PREFERRED STOCK
                         ------------------ ------------------                                  DEFICIT
                              SERIES A           SERIES B                                     ACCUMULATED
                            CONVERTIBLE        CONVERTIBLE        COMMON STOCK    ADDITIONAL    DURING
                         ------------------ ------------------  -----------------  PAID-IN    DEVELOPMENT
                          SHARES    AMOUNT  SHARES    AMOUNT     SHARES   AMOUNT   CAPITAL       STAGE        TOTAL
                         --------- -------- ------- ----------  --------- ------- ----------  -----------  -----------
Balance, February 1,
 1996...................       --  $    --      --  $      --         --  $   --  $     --    $       --   $       --
Issuance of common
 stock..................                                        2,305,000  23,050                               23,050
Capital contributed by
 Cyber Depot, Inc. to
 purchase assets and
 develop proprietary
 software...............                                                            100,000                    100,000
Net loss................                                                                         (201,697)    (201,697)
                         --------- -------- ------- ----------  --------- ------- ---------   -----------  -----------
Balance, January 31,
 1997...................       --       --      --         --   2,305,000  23,050   100,000      (201,697)     (78,647)
Issuance of common
 (unaudited)............                                          260,000   8,000                                8,000
Issuance of preferred
 stock, Series A for
 cash (unaudited)....... 1,000,000  200,000                                                                    200,000
Issuance of preferred
 stock, Series A for
 assets and proprietary
 software of Cyber
 Depot, Inc.
 (unaudited)............   500,000  100,000                                        (100,000)                       --
Issuance of preferred
 stock, Series B for
 cash (unaudited).......                    686,666  1,030,000                                               1,030,000
Offering costs
 (unaudited)............                              (113,219)                                               (113,219)
Net loss (unaudited)....                                                                       (1,071,714)  (1,071,714)
                         --------- -------- ------- ----------  --------- ------- ---------   -----------  -----------
Balance, July 31, 1997
 (unaudited)............ 1,500,000 $300,000 686,666 $  916,781  2,565,000 $31,050 $     --    $(1,273,411) $   (25,580)
                         ========= ======== ======= ==========  ========= ======= =========   ===========  ===========

  The accompanying notes are an integral part of these financial statements.

                                  SHOPPING.COM
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                    FOR THE YEAR ENDED JANUARY 31, 1997 AND
            THE SIX MONTHS ENDED JULY 31, 1997 AND 1996 (UNAUDITED)

                                                                    INCEPTION
                             FOR THE YEAR SIX MONTHS   SIX MONTHS   (FEBRUARY
                                ENDED        ENDED        ENDED     1996) TO
                             JANUARY 31,   JULY 31,     JULY 31,    JULY 31,
                                 1997        1997         1996        1997
                             ------------ -----------  ----------- -----------
                                          (UNAUDITED)  (UNAUDITED) (UNAUDITED)
Cash flows from operating
 activities
  Net loss..................  $(201,697)  $(1,071,714)  $(70,391)  $(1,273,411)
  Adjustments to reconcile
   net loss to net cash used
   in operating activities
    Depreciation of
     furniture and
     equipment..............      1,276        23,848        576        25,124
    Amortization of loan
     origination fees.......        --         13,722        --         13,722
    Expense recognized from
     issuing common stock
     below market value.....        --          6,000        --          6,000
    (Increase) in prepaid
     expenses...............        --       (115,286)       --       (115,286)
    (Increase) in other
     assets.................     (3,956)     (103,858)    (3,956)     (107,814)
    Increase in accounts
     payable................     35,986       271,273        --        307,259
    Increase in other
     accrued liabilities....     31,845        21,984        --         53,829
    Increase in deferred
     revenue................        --         52,500        --         52,500
                              ---------   -----------   --------   -----------
Net cash used in operating
 activities.................   (136,546)     (901,531)   (73,771)   (1,038,077)
                              ---------   -----------   --------   -----------
Cash flows from investing
 activities
  Purchase of furniture and
   equipment................    (13,441)     (722,421)   (13,441)     (735,862)
                              ---------   -----------   --------   -----------
Net cash used in investing
 activities.................  $ (13,441)  $  (722,421)  $(13,441)  $  (735,862)
                              =========   ===========   ========   ===========



   The accompanying notes are an integral part of these financial statements.

                                 SHOPPING.COM
                         (A DEVELOPMENT STAGE COMPANY)

                     STATEMENTS OF CASH FLOWS--(CONTINUED)

                    FOR THE YEAR ENDED JANUARY 31, 1997 AND
            THE SIX MONTHS ENDED JULY 31, 1997 AND 1996 (UNAUDITED)

                                                                      INCEPTION
                                  FOR THE   SIX MONTHS   SIX MONTHS   (FEBRUARY
                                YEAR ENDED     ENDED        ENDED     1996) TO
                                JANUARY 31,  JULY 31,     JULY 31,    JULY 31,
                                   1997        1997         1996        1997
                                ----------- -----------  ----------- -----------
                                            (UNAUDITED)  (UNAUDITED) (UNAUDITED)
Cash flows from financing
 activities
  Issuance of note payable--
   related party...............    50,000          --          --        50,000
  Payments on note payable--
   related party...............       --       (50,000)        --       (50,000)
  Issuance of notes payable....       --       950,000         --       950,000
  Payment of loan origination
   fees........................       --      (123,500)        --      (123,500)
  Proceeds from the issuance of
   preferred stock, Series A...       --       200,000         --       300,000
  Proceeds from the issuance of
   preferred stock, Series B...       --     1,030,000         --     1,030,000
  Payment of offering costs....       --      (118,219)        --      (118,219)
  Proceeds from the issuance of
   common stock................        50       25,000         --        25,050
  Capital contribution.........   100,000          --       87,212          --
                                 --------   ----------     -------   ----------
Net cash provided by financing
 activities....................   150,050    1,913,281      87,212    2,063,331
                                 --------   ----------     -------   ----------
Net increase in cash...........        63      289,329         --       289,392
Cash, beginning of period......       --            63         --           --
                                 --------   ----------     -------   ----------
Cash, end of period............  $     63   $  289,392     $   --    $  289,392
                                 ========   ==========     =======   ==========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

During the six months ended July 31, 1997, the Company paid $1,000 (unaudited) in interest.

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

During the year ended January 31, 1997, the Company issued common stock in the amount of $23,000 for a subscription receivable.

During the six months ended July 31, 1997, the Company issued 500,000 shares of Series A convertible preferred stock in exchange for certain assets and software research and development of Cyber Depot, Inc. valued at $100,000 (unaudited). In addition, the Company entered into a capital lease obligation of $90,193 (unaudited).


  The accompanying notes are an integral part of these financial statements.

                                 SHOPPING.COM
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

FOR THE YEAR ENDED JANUARY 31, 1997 AND THE SIX MONTHS ENDED JULY 31, 1997 AND
                                     1996
 (THE INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED JULY 31, 1997 AND 1996
                                IS UNAUDITED.)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND LINE OF BUSINESS

  Shopping.com (the "Company") was incorporated in California on November 22, 1996. Cyber Depot, Inc. ("Cyber") was incorporated in California in January 1996 and among other business ventures commenced the design and development of proprietary software for the Internet shopping marketplace in February 1996. In March 1997, Cyber agreed to sell certain assets and liabilities and proprietary software to Shopping.com for 500,000 shares of Series A Convertible Preferred Stock, and Shopping.com continued the design and development of the proprietary software. The operations of Cyber devoted to the design and development of the proprietary software are considered to be the predecessor operations of the Company and have been included with the operations of the Company since February 1996. The propriety software acquired by the Company in this transaction has been expensed as software research and development. The Company is engaged in the design and development of proprietary software for marketing a broad range of products and services to retail customers on the Internet. On July 11, 1997, the Company commenced selling products over the Internet through its website at http://www.shopping.com.

BASIS OF PRESENTATION

  The accompanying financial statements have been prepared in conformity with generally accepted accounting principles which contemplate continuation of the Company as a going concern. However, the Company has experienced net losses of $201,697 and $1,071,714 (unaudited) for the year ended January 31, 1997 and the six months ended July 31, 1997, respectively. In addition, the Company has used, rather than provided, cash from its operations. In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheets is dependent upon continued operations of the Company, which in turn, is dependent upon the Company's ability to continue to meet its financing requirements and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

  Management has raised capital during 1997 through private placement offerings of equity and debt securities and expects to complete an initial public offering ("IPO") in the latter part of 1997, which management expects will provide sufficient funding to continue present operations and support future marketing and development activities.

INTERIM FINANCIAL INFORMATION

  The unaudited financial information furnished herein reflects all adjustments, consisting only of normal recurring adjustments, which in the opinion of management, are necessary to fairly state the Company's financial position, the results of its operations and cash flows for the periods presented. The results of operations for the six months ended July 31, 1997 are not necessarily indicative of results for the entire fiscal year ending January 31, 1998.

ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                 SHOPPING.COM
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

FOR THE YEAR ENDED JANUARY 31, 1997 AND THE SIX MONTHS ENDED JULY 31, 1997 AND
                                     1996
 (THE INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED JULY 31, 1997 AND 1996
                                IS UNAUDITED.)

REVENUE RECOGNITION

  The Company recognizes revenue at the time the vendor ships the product to the customer.

NET LOSS PER SHARE

  Net loss per share is based on the weighted average number of common and common equivalent shares outstanding during the period. In connection with the Company's IPO, convertible preferred stock and warrants to purchase the Company's common stock issued for consideration below the IPO per share price (assuming an IPO price of $4.25 on a pre-split basis or $8.50 on a post-split basis) during the twelve months before the filing of the registration statement have been included in the calculation of common stock equivalent shares using the treasury stock method as if they had been outstanding for all periods presented.

STOCK SUBSCRIPTION RECEIVABLE

  At January 31, 1997, the Company had subscriptions to purchase its common stock of $23,000. This amount was collected subsequent to the balance sheet date; therefore, the amount is shown as an asset in the accompanying balance sheet.

CASH EQUIVALENTS

  For purposes of the statements of cash flows, the Company considers all highly-liquid investments purchased with original maturities of three months or less to be cash equivalents.

FURNITURE AND EQUIPMENT

  Furniture and equipment are recorded at cost less accumulated depreciation. Depreciation and amortization are provided using the straight-line method over estimated useful lives of three to fifteen years as follows:

       Computer hardware...........................................      5 years
       Computer software...........................................      3 years
       Furniture and equipment..................................... 5 to 7 years
       Leasehold improvement.......................................     15 years

  Maintenance and minor replacements are charged to expense as incurred. Gains and losses on disposals are included in the results of operations.

ADVERTISING

  The Company expenses advertising costs as incurred. Advertising costs for the year ended January 31, 1997 and for the six months ended July 31, 1997 and 1996 were $0, $11,603 (unaudited), and $0 (unaudited), respectively.

INCOME TAXES

  The Company utilizes Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method,

                                 SHOPPING.COM
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

FOR THE YEAR ENDED JANUARY 31, 1997 AND THE SIX MONTHS ENDED JULY 31, 1997 AND
                                     1996
 (THE INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED JULY 31, 1997 AND 1996
                                IS UNAUDITED.)
INCOME TAXES (CONTINUED)

deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

FAIR VALUE OF FINANCIAL INSTRUMENTS

  The Company measures its financial assets and liabilities in accordance with generally accepted accounting principles. For certain of the Company's financial instruments, including cash, accounts payable, and other accrued liabilities, the carrying amounts approximate fair value due to their short maturities. The amounts shown for note payable also approximate fair value because current interest rates offered to the Company for debt of similar maturities are substantially the same.

DEFERRED OFFERING COSTS

  Amounts paid for costs associated with an anticipated IPO are capitalized and will be recorded as a reduction to common stock upon the completion of the IPO. In the event that the IPO is not successful, the deferred offering costs will be charged to expense.

LOAN ORIGINATION FEES

  Loan origination fees are amounts paid to obtain the $950,000 in debt financing. These fees are being amortized over the lives of the respective notes payable (nine months). Any unamortized fees at the completion of the IPO will be expensed immediately. The amortization of those fees for the six months ended July 31, 1997 was $13,722 (unaudited).

STOCK SPILT

  At the closing of the Company's IPO, the Company will effect a one for two reverse stock split of its common stock. These financial statements do not reflect this reverse stock split as it is contingent upon the closing of the Company's IPO.

STOCK OPTIONS

  The Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," effective for fiscal years beginning after December 15, 1995. SFAS 123 establishes and encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of grant and is recognized over the periods in which the related services are rendered. The statement also permits companies to elect to continue using the current implicit value accounting method specified in Accounting Principles Bulletin ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," to account for stock-based compensation. The Company will use the implicit value based method and will be required to disclose the pro forma effect of using the fair value based method to account for its stock-based compensation.

                                 SHOPPING.COM
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

FOR THE YEAR ENDED JANUARY 31, 1997 AND THE SIX MONTHS ENDED JULY 31, 1997 AND
                                     1996
 (THE INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED JULY 31, 1997 AND 1996
                                IS UNAUDITED.)

RISKS AND UNCERTAINTIES

  The Company's future revenues and any future profits are substantially dependent upon the widespread acceptance and use of the Internet and other online services as an effective medium of commerce by consumers. Rapid growth in the use of an interest in the Web, the Internet, and other online services is a recent phenomenon, and there can be no assurance that acceptance and use will continue to develop or that a sufficiently broad base of consumers will adopt, and continue to use, the Internet and other online services as a medium of commerce.

  To remain competitive, the Company must continue to enhance and improve the responsiveness, functionality, and features of the Shopping.com online store. The Internet and the online commerce industry are characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new product and service introductions embodying new technologies, and the emergence of new industry standards and practices that could render the Company's existing Web site and proprietary technology and systems obsolete. The Company's success will depend, in part, on its ability to license leading technologies useful in its business, enhance its existing services, develop new services and technology that address the increasingly sophisticated and varied needs of its prospective customers, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

  A significant barrier to online commerce and communications is the secure transmission of confidential information over public networks. The Company relies on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as customer credit card numbers. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments will not result in a compromise or breach of the algorithms used by the Company to protect customer transaction data.

  The online commerce market, particularly over the Internet, is new, rapidly evolving, and intensely competitive, which competition the Company expects to intensify in the future. Barriers to entry are minimal, and current and new competitors can launch new Web sites at a relatively low cost. The Company currently or potentially competes with a variety of other companies.

  The Company carries no inventory, has no warehouse employees or facilities, and relies on rapid fulfillment from its vendors. To satisfy customer orders, the Company has no long-term contracts or arrangements with any of its manufacturers or distributors that guarantee the availability of merchandise, the continuation of particular payment terms, the extension of credit limits, or the shopping schedules.

  The Company regards its Shopping.com brand name and related software as proprietary and relies primarily on a combination of copyright, trademark, trade secret and confidential information laws, and employee and third party non-disclosure agreements and other methods to protect its proprietary rights. There can be no assurance that these protections will be adequate to protect against technologies that are substantially equivalent or superior to the Company's technologies. The Company does not currently hold any patents or have any patent applications pending for itself or its products and has not obtained federal registration for any of its trademarks.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENT

  The Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share," which is effective for financial statements issued for periods ending after December 31, 1997. SFAS No. 128 requires public companies to present basic earnings per share and, if applicable, diluted earnings per share instead of primary and fully-diluted earnings per share. The Company does not believe that diluted earnings per share in accordance with SFAS No. 128 will be materially different from the earnings per share previously reported.

                                 SHOPPING.COM
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

FOR THE YEAR ENDED JANUARY 31, 1997 AND THE SIX MONTHS ENDED JULY 31, 1997 AND
                                     1996
 (THE INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED JULY 31, 1997 AND 1996
                                IS UNAUDITED.)

NOTE 2--CASH

  The Company maintains cash balances at financial institutions located in California. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. Uninsured balances aggregated to $137,004 (unaudited) at July 31, 1997. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

NOTE 3--FURNITURE AND EQUIPMENT

  Furniture and equipment consist of the following:

                                                            JANUARY 31, JULY 31,
                                                               1997       1997
                                                            ----------- --------
                                                                     (UNAUDITED)
     Computer hardware.....................................   $12,761   $570,547
     Computer software.....................................       --      49,174
     Furniture and equipment...............................       680    162,993
     Leasehold improvements................................       --      43,341
                                                              -------   --------
                                                               13,441    826,055
     Less accumulated depreciation and amortization........     1,276     25,124
                                                              -------   --------
       Total...............................................   $12,165   $800,931
                                                              =======   ========

NOTE 4--COMMITMENTS

LITIGATION

  The Company is involved in certain litigation in the normal course of business. The Company does not believe that the resolution of any suit will result in any material adverse effect on the Company's financial position, results of operations or cash flows.

LEASES

  The Company leases a facility for its corporate offices under a non-cancelable operating lease agreement that expires in 2002. Future minimum lease payments under this non-cancelable operating lease are as follows:

     YEAR ENDING JANUARY 31,
     -----------------------
       1998............................................................ $ 75,489
       1999............................................................  117,282
       2000............................................................  125,798
       2001............................................................  131,594
       2002............................................................  137,390
       Thereafter......................................................   40,565
                                                                        --------
         Total......................................................... $628,118
                                                                        ========

  Rent expense was $13,451 for the year ended January 31, 1997 and $29,422 (unaudited) and $6,594 (unaudited) for the six months ended July 31, 1997 and 1996, respectively.

                                 SHOPPING.COM
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

FOR THE YEAR ENDED JANUARY 31, 1997 AND THE SIX MONTHS ENDED JULY 31, 1997 AND
                                     1996
 (THE INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED JULY 31, 1997 AND 1996
                                IS UNAUDITED.)

NOTE 4--COMMITMENTS (CONTINUED)

LEASES (CONTINUED)

  The Company also leases certain office equipment under a non-cancelable capital lease arrangement. Future minimum lease payments under this lease agreement are as follows:

     YEAR ENDING JANUARY 31,
     -----------------------
       1998........................................................... $ 13,905
       1999...........................................................   23,837
       2000...........................................................   23,837
       2001...........................................................   23,837
       2002...........................................................   23,837
       Thereafter.....................................................    9,933
                                                                       --------
                                                                        119,186
     Less amount representing interest................................   28,993
                                                                       --------
                                                                         90,193
     Less current portion.............................................   15,993
                                                                       --------
       Long-term portion.............................................. $ 74,200
                                                                       ========

  Included in furniture and equipment at July 31, 1997 is capital lease equipment of $90,193 (unaudited) with accumulated amortization of $0 (unaudited).

NOTE 5--NOTE PAYABLE--RELATED PARTY

  The Company has a note payable to a related party which is personally guaranteed by an officer of the Company. In addition, the note is personally guaranteed by a vice president of the Company and secured by a second deed of trust on a residence owned by the vice president. The note accrues interest at the highest rate permitted by California law (approximately 11% at January 31, 1997) and is due 90 days from January 13, 1997.

  Subsequent to year-end, $51,000 was repaid which includes accrued interest of $1,000.

NOTE 6--NOTES PAYABLE

  In June and July 1997, the Company issued $950,000 of subordinated notes. The notes bear interest at 10% per annum and are unsecured. The notes are due at the earlier of nine months from the date of issuance or closing of the IPO.

  In connection with the note agreement, each note holder is entitled to receive 666 warrants for each $1,000 loaned to purchase the Company's common stock for $3.00 per share. There is a twelve month "lock-up" on the warrants and the common stock underlying these warrants. Given the time between the issuance of the notes and the completion of the IPO, the twelve-month "lock-up" period for these warrants, and the financial condition of the Company at the date of grant, the Company has determined that the fair value of the Company's common stock is less than the exercise price of the warrants. Accordingly, no additional financing expense has been recognized in connection with the issuance of these warrants.

                                 SHOPPING.COM
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

FOR THE YEAR ENDED JANUARY 31, 1997 AND THE SIX MONTHS ENDED JULY 31, 1997 AND
                                     1996
 (THE INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED JULY 31, 1997 AND 1996
                                IS UNAUDITED.)

NOTE 7--SHAREHOLDERS' EQUITY (DEFICIT)

SERIES A CONVERTIBLE PREFERRED STOCK

  In March 1997, the Company issued 500,000 shares of Series A convertible preferred stock ("Series A Preferred") in connection with the acquisition of certain assets and liabilities, and proprietary software developed by Cyber (see Note 1). The historical cost of the assets and liabilities, and proprietary software acquired was approximately $100,000 which is the amount used to value the 500,000 shares of Series A Preferred. In April 1997, the Company sold 1,000,000 shares of Series A Preferred for a price of $0.20 per share. The holders of the Series A Preferred are entitled to receive a non-cumulative dividend of $0.02 per share per annum, payable in cash at the option of the Company.

  Each share of Series A Preferred is convertible into shares of common stock at the option of the holder. In addition, Series A Preferred will be automatically converted into shares of common stock based upon the effective conversion price immediately upon the closing of an IPO of not less than $6,000,000.

  The Series A Preferred has a liquidation preference of $0.20 per share plus all declared and unpaid dividends prior to the payment of any amount to the holders of common stock.

  Each holder of Series A Preferred was issued one warrant for every two shares of Series A Preferred to purchase a share of the Company's common stock for $1.50 per share resulting in 750,000 warrants being issued. Based on the financial condition of the Company at the time the warrants were issued, management estimates that the fair value of the Company's common stock was less than the exercise price of the warrants.

SERIES B CONVERTIBLE PREFERRED STOCK

  During May to July 1997, the Company sold 686,666 shares of Series B convertible preferred stock ("Series B Preferred") for a price of $1.50 per share. The holders of the Series B Preferred are entitled to receive a non-cumulative dividend of $0.15 per share per annum, payable in cash at the option of the Company.

  Each share of Series B Preferred is convertible into shares of common stock at the option of the holder. In addition, Series B Preferred will be automatically converted into shares of common stock based upon the effective conversion price immediately upon the closing of an IPO of not less than $6,000,000.

  The Series B Preferred has a liquidation preference of $1.50 per share plus all declared and unpaid dividends prior to the payment of any amount to the holders of common stock.

  Each holder of Series B Preferred was issued one warrant for every two shares of Series B Preferred to purchase a share of the Company's common stock for $1.50 per share resulting in 343,333 warrants being issued. Based on the financial condition of the Company at the time the warrants were issued, management estimates that the fair value of the Company's common stock approximates the exercise price of the warrants.

                                 SHOPPING.COM
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

FOR THE YEAR ENDED JANUARY 31, 1997 AND THE SIX MONTHS ENDED JULY 31, 1997 AND
                                     1996
 (THE INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED JULY 31, 1997 AND 1996
                                IS UNAUDITED.)

NOTE 7--SHAREHOLDERS' EQUITY (DEFICIT) (CONTINUED)

STOCK OPTIONS (UNAUDITED)

  The Company's board of directors adopted the 1997 Stock Option Plan (the "Plan") and reserved 500,000 shares of common stock for grants of stock options under the Plan. Generally, options granted under the Plan expire the earlier of ten years from the date of grant (five years in the case of an incentive stock option granted to a holder of 10% or more of the Company's outstanding capital stock) or three months after the optionee's termination of employment or service. The Company had not granted any stock options as of January 31, 1997, therefore, the disclosures required by SFAS No. 123 are not applicable. Listed below is information regarding stock options granted subsequent to January 31, 1997.

                                                               NUMBER  WEIGHTED
                                                                 OF    AVERAGE
                                                               OPTIONS  PRICE
                                                               ------- --------
     Balance, January 1, 1997.................................     --   $ --
     Granted.................................................. 356,000   1.50
     Exercised................................................     --     --
     Expired/terminated.......................................     --     --
                                                               -------  -----
       Balance, July 31, 1997................................. 356,000  $1.50
                                                               =======  =====

  Based on the financial condition of the Company at the time the stock options were granted, management estimates that the fair value of the Company's common stock approximates the exercise price of the stock options, therefore, no compensation expense is being recognized.

NOTE 8--INCOME TAXES

  For the year ended January 31, 1997 and the six months ended July 31, 1997, the Company did not provide a provision for income taxes due to the net loss incurred. At January 31, 1997, the Company has approximately $98,000 and $49,000 in net operating loss carryforwards for federal and state income tax purposes, respectively, that expire in 2012 and 2002, respectively. The components of the Company's deferred tax assets and liabilities for income taxes consist of a deferred tax asset relating to the net operating loss carryforwards of approximately $36,000. The other components of the Company's deferred tax assets and liabilities are immaterial. The Company has established a valuation allowance of approximately $36,000 to fully offset its deferred tax asset as the Company does not believe the recoverability of this deferred tax asset is more likely than not.

NOTE 9--SUBSEQUENT EVENTS (UNAUDITED)

  In August and September 1997, the Company sold an additional 386,334 shares of Series B Preferred and issued 193,167 warrants to purchase the Company's common stock at $1.50 per share.

  Also, in August and September 1997, the Company issued an additional $200,000 of subordinated notes. In connection therewith, the Company also issued 133,200 warrants to purchase the Company's common stock at $3.00 per share.

                                 SHOPPING.COM
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

FOR THE YEAR ENDED JANUARY 31, 1997 AND THE SIX MONTHS ENDED JULY 31, 1997 AND
                                     1996
 (THE INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED JULY 31, 1997 AND 1996
                                IS UNAUDITED.)

NOTE 9--SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED)

  In addition, on September 15, 1997 the Company entered into an agreement with En Pointe Technologies, Inc. ("En Pointe") whereby:

  . En Pointe made an investment in the Company by purchasing $600,000 of subordinated notes. In connection therewith, the Company issued 399,600 warrants to purchase the Company's Common Stock at $2.25 per share. As a result of these warrants being issued with an exercise price less than the fair market value of similar warrants, the Company will recognize additional financing cost of $299,700 over the nine month term of this subordinated note with the unamortized portion at the closing of the IPO being expensed immediately;

  . En Pointe granted the Company a license to En Pointe's proprietary EPIC Software for five years in exchange for 250,000 shares of the Company's Common Stock valued at $3.00 per share. The Company has agreed to pay an annual maintenance and upgrade fee of $100,000. The initial annual fee is to be paid concurrent with the funding of the $600,000 subordinated notes;

  . En Pointe has also agreed to provide (i) consulting services to the Company by customizing its EPIC Software and (ii) information system services for a quarterly fee estimated to be $60,000 and $50,000, respectively. The initial quarterly fees of $60,000 and $50,000 are to be paid concurrent with the funding of the $600,000 subordinated notes;

  . In the event that the Company does not complete its IPO within one year, the Company is obligated to pay En Pointe $1,000,000 for the licensing of the EPIC Software.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED BY THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE ANY OF THE DATES AS OF WHICH INFORMATION IS FURNISHED OR SINCE THE DATE OF THIS PROSPECTUS.

                                ---------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Prospectus Summary........................................................   3
Risk Factors..............................................................   7
Use of Proceeds...........................................................  20
Dividend Policy...........................................................  20
Capitalization............................................................  21
Dilution..................................................................  22
Selected Financial Data...................................................  23
Management's Discussion and Analysis of Financial Condition and Results
 of Operations............................................................  24
Business..................................................................  28
Management................................................................  37
Certain Transactions......................................................  42
Principal Shareholders....................................................  44
Description of Securities.................................................  45
Shares Eligible for Future Sale...........................................  47
Underwriting..............................................................  49
Legal Matters.............................................................  51
Experts...................................................................  51
Additional Information....................................................  51
Index to Financial Statements............................................. F-1

 UNTIL      , 1998 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                1,400,000 SHARES

                            [LOGO OF SHOPPING.COM]

                                  COMMON STOCK

                                ---------------

                                   PROSPECTUS

                                ---------------



                              WALDRON & CO., INC.

                                       , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Company's Restated Articles of Incorporation limits the liability of directors to the full extent permitted by California law. California law provides that a corporation's articles of incorporation may contain a provision eliminating or limiting the personal liability of directors for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty, (vi) for certain transactions between the director and the corporation or for certain distributions, loans or guarantees. The Company's Bylaws provide that the Company shall indemnify its directors and officers and may indemnify its employees and agents to the fullest extent permitted by law.

  The Company has entered into agreements to indemnify its directors and executive officers. These agreements, among other things, indemnify the Company's directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by such persons in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified directors and officers.

  The Company has obtained a policy insuring the directors and officers for the liability described above.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The expenses of the offering, other than underwriting discounts and commissions, are as follows:

     SEC Registration Fees............................... $  4,390.91
     Blue Sky Fees and Expenses.......................... $ 30,000.00 [estimate]
     Transfer Agent Fees................................. $  2,000.00 [estimate]
     Costs of Printing and Engraving..................... $ 50,000.00 [estimate]
     Legal Fees.......................................... $100,000.00 [estimate]
     Accounting Fees..................................... $100,000.00 [estimate]
     NASD Listing Fees................................... $ 10,000.00 [estimate]
     Miscellaneous Fees and Expenses..................... $ 28,609.09 [estimate]
                                                          -----------
                                                          $325,000.00

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES(1)

  The following are all securities sold by Registrant within the past three (3) years without registering the securities under the Securities Act:

          DATE                         TITLE                         AMOUNT
          ----                         -----                         ------
 (1) (a)  March 1997-June 1997         Common Stock                  1,282,500 Shares

     (b) There were no underwriters used in connection with this offering. 1,150,000 shares of Common Stock were offered and sold to Robert J. McNulty, CEO of the Registrant. Subsequently, Mr. McNulty gifted an aggregate of 325,000 of such shares to various employees of the Company for no consideration. In addition, the Company offered and sold 100,000 shares of Common Stock to Bill Gross' idealab!, a company of which Bill Gross, Chairman of the Board of Registrant, is a director; 2,500 shares to Alvin S. Morrow; and 30,000 shares to an independent consultant who provided the Registrant's web site; all of whom were accredited investors and residents of the State of California.
      (c) The securities were sold for two cents ($.02) per share for an aggregate consideration of $25,050.
      (d) The issuer relied on Section 4(2) and 3(a)(11) of the Securities Act of 1933, as amended.
      (e)  Not Applicable.

          DATE                         TITLE                         AMOUNT
          ----                         -----                         ------
 (2) (a)  March 1997-April 1997        Series A Preferred Stock      750,000 Shares
                                       Warrants for Common Stock     375,000 Warrants

     (b) There were no underwriters used in connection with this offering. The securities were offered and sold only to two accredited investors, Cyber Depot, Inc., a corporation controlled by Robert J. McNulty, President and CEO of the issuer, and Bill Gross' idealab! a corporation controlled by Bill Gross, a director of Registrant. One Warrant was issued for each two shares.
     (c) The securities were sold for forty cents ($.40) per share of Series A Stock.
     (d) The issuer relied on Rule 506 under Regulation D based on the fact that all offerees were accredited investors under Rule 501.
     (e)  Not Applicable.

          DATE                         TITLE                         AMOUNT
          ----                         -----                         ------
 (3) (a)  April 1997-September 1997    Series B Preferred Stock      536,500 Shares
                                       Warrants for Common Stock     268,250 Warrants

     (b) There were no underwriters used in connection with 303,167 shares of this offering. Waldron & Co., Inc. acted as placement agents for 233,333 shares of this offering and received fees of $91,000. The securities were offered and sold only to accredited investors. One Warrant was issued for each two shares of Series B Stock.
     (c) The securities were sold for Three Dollars ($3.00) per share for an aggregate consideration of $1,609,500. The Warrants are exercisable for five years for the purchase of one share of common stock at a strike price of $3.00.
     (d) The issuer relied on Rule 506 under Regulation D based on the fact that all offerees were accredited investors under Rule 501.
     (e)  Not Applicable.

          DATE                         TITLE                         AMOUNT
          ----                         -----                         ------
 (4) (a)  June 1997-September 1997     Promissory Notes              $1,150,000
                                       Warrants for Common Stock        382,950 Warrants

     (b) No underwriters were used in connection with $150,000 principal amount of such Notes. Waldron & Co., Inc., acted as placement agents in connection with the placement of the $1,000,000 principal amount of such Notes, and received fees of $130,000. The securities were offered and sold only to qualified and accredited investors. 333 Warrants were issued for each $1,000 in principal amount of such Notes.

     (c) The Notes were sold for an aggregate consideration of $1,150,000. The accompanying Warrants are exercisable for five years for the purchase of one share of common stock at an exercise price of $6.00 per share.
     (d) The issuer relied on Rule 506 under Regulation D based on the fact that all offerees were accredited investors under Rule 501.
     (e)  Not Applicable.

          DATE                         TITLE         AMOUNT
          ----                         -----         ------
(5)  (a)  April 1997                   Common Stock  8,000 Shares

     (b) There were no underwriters used in connection with this private placement. The securities were offered and sold to Typhoon Capital Consultants, LLC ("Typhoon") in exchange for public relations consulting services.
     (c) The securities were valued at $3.00 per share and were exchanged for business consulting services, for an aggregate consideration valued at $24,000.

     (d) The issuer relied on Section 4(2) of the Securities Act of 1933, as amended; on the basis that Typhoon is a sophisticated investor owned and controlled by Sanjay Sabnani, who prior to forming Typhoon, was a licensed securities broker who regularly engaged in that profession, including advising clients on investments in both public and private securities offerings.

          DATE                         TITLE                         AMOUNT
          ----                         -----                         ------
(6)  (a)  September 1997               Common Stock                   125,000 Shares
                                       Promissory Note               $600,000
                                       Warrants for Common Stock      199,800 Shares

     (b) Waldron & Co., Inc. acted as placement agent in connection with this private placement and is owed $78,000 in fees therefor. The securities were issued to En Pointe Technologies, Inc., an accredited investor.
     (c) The Common Stock was valued at $6.00 per share and was issued as consideration for a 5 year license to the Company to use En Pointe's EPIC software. The Notes were issued at face value for a $600,000 loan to the Company. 333 Warrants were issued for each $1,000 principal amount of the Note. The Warrants are exercisable for five years for the purchase of one share of stock at a strike price of $4.50 per share.
     (d) The issuer relied on Rule 506 under Regulation D based on the fact that En Pointe is an accredited investor.
--------
(1) All share amounts and related information reflect a one-for-two reverse stock split effective upon the effective date of this offering.

ITEM 27. EXHIBITS

    1.01 Underwriting Agreement.
    3.01 Amended and restated Articles of Incorporation(1)
    3.02 By-Laws(1)
    3.03 Proposed Amended and Restated Articles of Incorporation(1)
    4.01 Stock Option Plan of 1997(1)
    4.02 Form of Incentive Stock Option Agreement form under Stock Option Plan of 1997 (McNulty)(1)
    4.03 Form of Incentive Stock Option Agreement form under Stock Option Plan of 1997 (Hay)(1)
    4.04 Form of Incentive Stock Option Agreement form under Stock Option Plan of 1997 (Non-Employee)(1)
    4.05 Form of Incentive Stock Option Agreement form under Stock Option Plan of 1997 (Employee)(1)
    4.06 Form of $3.00 Warrant Certificate(1)
    4.07 Form of $1.50 Warrant Certificate(1)
    4.08 Form of Underwriter's Warrant Certificate(1)
    4.09 Form of Demand Registration Rights Agreement(1)
    4.10 Form of Piggy Back Registration Rights Agreement(1)
    4.11 Form of Irrevocable Proxy(1)
    4.12 Form of Irrevocable Proxy(1)
    4.13 Domain Name Transfer(1)
    4.14 [Intentionally Omitted]
    4.15 Form of Lock-up Agreement(1)
    4.16 Specimen Stock Certificate
    5.01 Form of Opinion re: Legality
   10.01 Employment Agreement between the Company and Robert J. McNulty(1)
   10.02 Employment Agreement between the Company and Mark S. Winkler(1)
   10.03 Form of Indemnification Agreement(1)
   10.04 Form of Confidentiality and Non-Solicitation Agreement (independent contractors/outside vendor)(1)
   10.05 Asset Purchase Agreement and Bill of Sale dated March 31, 1997 in which Cyber Depot., Inc. sells to Shoppers Source title and interest in the hardware, software, customer lists and vendor lists in connection with retail sales operations through the Internet(1)
   10.06 Asset Purchase Agreement(1)
   10.07 Office lease between Arai Corporation of American and the Shoppers
          Source, and Amendment(1)
   10.08 Assignment of Property Rights(1)
   10.09 CitySearch Agreement(1)
   10.10 Form of Subordinated Promissory Note(1)
   10.11 Agreement with Typhoon Capital Consultants LLC(1)
   10.12 En Pointe Agreement--(Confidential Treatment requested for certain portions)
   23.01 Consent of counsel (incorporated by reference to Exhibit 5.01)
   23.02 Consent of accountants
   24.01 Power of Attorney contained in Securities and Exchange Commission Form
          SB-2, page II-6(1)
   27.01 Financial data schedule(1)

--------
(1) Previously Submitted.

ITEM 28. UNDERTAKINGS

  The Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (a) To include any prospectus required by section 10(a)(3) of the Securities Act:

    (b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which individually, or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.

  (2) That, for the purpose of determining any liability under the Securities act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) To provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

  (5) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (6) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities act shall be deemed as part of this Registration Statement as of the time it was declared effective.

  (7) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona funds offering thereof.

    (a) The small business issuer will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                  SIGNATURES

  In accordance with the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, in the City of Corona del Mar, State of California, on November 20, 1997.

                                          Shopping.com

                                          /s/ Kristine E. Webster
                                          -------------------------------------

                                          By: Kristine E. Webster

                                          Senior Vice President, Chief
                                           Financial Officer

                                           and Secretary

  In accordance with the requirements of the Securities Act, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the dates stated:

             SIGNATURES                          TITLE                   DATE
             ----------                          -----                   ----
                 *                   Chairman of the Board and       November 20, 1997
____________________________________  Director
             Bill Gross


                 *                   Chief Executive Officer, and    November 20, 1997
____________________________________  President (Principal
         Robert J. McNulty            Executive Officer) and
                                      Director


                 *                   Director                        November 20, 1997
____________________________________
            Paul J. Hill


                 *                   Director                        November 20, 1997
____________________________________
         Edward F. Bradley


    /s/ Kristine E. Webster          Senior Vice President, Chief    November 20, 1997
____________________________________  Financial Officer (Principal
        Kristine E. Webster           Financial and Accounting
                                      Officer), Secretary


                 *                   Executive Vice-President and    November 20, 1997
____________________________________  Director
            Douglas Hay


     /s/ Kristine E. Webster
*By: _______________________________
        Kristine E. Webster
          Attorney-in-Fact

                                 EXHIBIT INDEX

 EXHIBIT                                                          SEQUENTIALLY
 NUMBER                        DESCRIPTION                        NUMBERED PAGE
 -------                       -----------                        -------------
  1.01   Underwriting Agreement.
  3.01   Amended and restated Articles of Incorporation(1)
  3.02   By-Laws(1)
  3.03   Proposed Amended and Restated Articles of
          Incorporation(1)
  4.01   Stock Option Plan of 1997(1)
  4.02   Form of Incentive Stock Option Agreement form under
          Stock Option Plan of 1997 (McNulty)(1)
  4.03   Form of Incentive Stock Option Agreement form under
          Stock Option Plan of 1997 (Hay)(1)
  4.04   Form of Incentive Stock Option Agreement form under
          Stock Option Plan of 1997 (Non-Employee)(1)
  4.05   Form of Incentive Stock Option Agreement form under
          Stock Option Plan of 1997 (Employee)(1)
  4.06   Form of $3.00 Warrant Certificate(1)
  4.07   Form of $1.50 Warrant Certificate(1)
  4.08   Form of Underwriter's Warrant Certificate(1)
  4.09   Form of Demand Registration Rights Agreement(1)
  4.10   Form of Piggy Back Registration Rights Agreement(1)
  4.11   Form of Irrevocable Proxy(1)
  4.12   Form of Irrevocable Proxy(1)
  4.13   Domain Name Transfer(1)
  4.14   [Intentionally Omitted]
  4.15   Form of Lock-up Agreement(1)
  4.16   Specimen Stock Certificate
  5.01   Form of Opinion re: Legality
 10.01   Employment Agreement between the Company and Robert J.
          McNulty(1)
 10.02   Employment Agreement between the Company and Mark S.
          Winkler(1)
 10.03   Form of Indemnification Agreement(1)
 10.04   Form of Confidentiality and Non-Solicitation Agreement
          (independent contractors/outside vendor)(1)
 10.05   Asset Purchase Agreement and Bill of Sale dated March
          31, 1997 in which Cyber Depot., Inc. sells to
          Shoppers Source title and interest in the hardware,
          software, customer lists and vendor lists in
          connection with retail sales operations through the
          Internet(1)
 10.06   Asset Purchase Agreement(1)
 10.07   Office lease between Arai Corporation of American and
          the Shoppers Source, and Amendment(1)
 10.08   Assignment of Property Rights(1)
 10.09   CitySearch Agreement(1)

 EXHIBIT                                                          SEQUENTIALLY
 NUMBER                        DESCRIPTION                        NUMBERED PAGE
 -------                       -----------                        -------------
 10.10   Form of Subordinated Promissory Note(1)
 10.11   Agreement with Typhoon Capital Consultants LLC(1)
 10.12   En Pointe Agreement--(Confidential Treatment requested
          for certain portions)
 23.01   Consent of counsel (incorporated by reference to
          Exhibit 5.01)
 23.02   Consent of accountants
 24.01   Power of Attorney contained in Securities and Exchange
          Commission Form SB-2, page II-6(1)
 27.01   Financial data schedule(1)

--------

(1) Previously Submitted.